Exhibit 10.12
VSS-CAMBIUM MERGER CORP.
(which on the Closing Date will be merged with and into Cambium Learning, Inc.)
AS COMPANY
VSS-CAMBIUM HOLDINGS, LLC
AS GUARANTOR
TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.
TCW/CRESCENT MEZZANINE PARTNERS IVB, L.P.
MAC CAPITAL, LTD.
NEW YORK LIFE INVESTMENT MANAGEMENT MEZZANINE PARTNERS II, LP
NYLIM MEZZANINE PARTNERS II PARALLEL FUND, LP
GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING
GOLDENTREE CAPITAL OPPORTUNITIES, LP
AS PURCHASERS
AND
THE OTHER PURCHASERS FROM TIME TO TIME
A PARTY HERETO
AND
TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.
AS ADMINISTRATIVE AGENT

NOTE PURCHASE AGREEMENT
April 12, 2007

i

EXHIBITS AND SCHEDULES

Exhibit A	Form of Closing Note
Exhibit B	Form of Guaranty
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment
Exhibit E	Form of Subsidiary Guaranty
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of PIK Note
Exhibit H	Form of Amended and Restated Note

Schedule 1	Mortgaged Property
Schedule 2	Refinancing
Schedule 3	Subsidiary Guarantor
Schedule 5.3	Governmental Consents
Schedule 5.5(b)	Real Property
Schedule 5.6(a)	Intellectual Property Claims
Schedule 5.6(b)	Intellectual Property, Registrations and Licenses
Schedule 5.6(c)	Violations
Schedule 5.7(a)	Subsidiaries
Schedule 5.7(b)	Organizational Chart
Schedule 5.9	Material Contracts
Schedule 5.18	Environmental Matters
Schedule 5.19	Insurance
Schedule 5.21	Acquisition Agreement Exhibits and Schedules
Schedule 5.24	Commission Fees
Schedule 8.2(a)(ii)	Outstanding Indebtedness
Schedule 8.2(b)(iii)	Permitted Liens
Schedule 8.2(d)(ii)	Investments
Schedule 8.2(i)	Affiliate Transactions

NOTE PURCHASE AGREEMENT, dated as of April 12, 2007,
BY AND AMONG
(1)	VSS-CAMBIUM MERGER CORP., a Delaware corporation (which on the Closing Date will be merged with and into Cambium Learning, Inc., the “Company”),

(2)	VSS-CAMBIUM HOLDINGS, LLC, a Delaware limited liability company (“Holdings”),

(3)	TCW/CRESCENT MEZZANINE PARTNERS IV, L.P., a Delaware limited partnership (“TCW IV”),

(4)	TCW/CRESCENT MEZZANINE PARTNERS IVB, L.P., a Delaware limited partnership (“TCW IVB”),

(5)	MAC CAPITAL, LTD., a Cayman Islands company (“MAC”),

(6)	NYLIM MEZZANINE PARTNERS II PARALLEL FUND, LP, a Delaware limited partnership (“NY Parallel”),

(7)	NEW YORK LIFE INVESTMENT MANAGEMENT MEZZANINE PARTNERS II, LP, a Delaware limited partnership (“NY Mezzanine”),

(8)	GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING, Cayman Islands Sub-Trust (“GCSFF”),

(9)	GOLDENTREE CAPITAL OPPORTUNITIES, LP, a Delaware Limited Partnership (“GCO”),

(10)	THE OTHER PURCHASERS FROM TIME TO TIME PARTY HERETO (TCW IV, TCW IVB, MAC, NY Parallel, NY Mezzanine, GCFSC, GCO and such other purchasers together with their respective successors and registered assigns, each a “Purchaser” and collectively, the “Purchasers”), and

(11)	TCW IV, as administrative agent for the Purchasers (in such capacity and together with its successors and permitted assigns, the “Administrative Agent”).
WITNESSETH:
WHEREAS, Holdings has entered into a certain Stock Purchase Agreement, dated as of January 29, 2007 (as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof and thereof, the “Acquisition Agreement”), with Cambium Learning, Inc. (“Target”) and each of the stockholders of Target (“Sellers”), to acquire (the “Acquisition”) all of the capital stock of Target from the Sellers, which will result in Holdings being the beneficial owner of Target and its subsidiaries (the “Acquired Business”).

WHEREAS, the Acquisition will be effected by a merger (the “Merger”) of the Company with and into Target, with Target surviving the merger.
WHEREAS, the Equity Financing shall be consummated simultaneously herewith.
WHEREAS, the Company will consummate the Acquisition on the Closing Date.
WHEREAS, promptly following the consummation of the Acquisition, the Company will cause Target to file a certificate of merger (the “Merger Certificate”) with the Secretary of State of Delaware and will effect the Merger.
WHEREAS, the Company wishes to sell to the Purchasers, and the Purchasers wish to purchase the Notes (as hereinafter defined) in the aggregate original principal amount of up to $50,000,000 upon the terms and subject to the conditions hereinafter set forth; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:
1.	DEFINITIONS

1.1	Definitions

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Acquisition” shall have the meaning assigned to such term in the recitals hereto.

“Acquired Business” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto.

“Affiliate” shall mean, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, however, that, for purposes of Section 8.2(i) , the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of any class of Equity Interests of the Person specified or (ii) any Person that is an executive officer or director of the Person specified.

“Agreement” shall mean this Note Purchase Agreement, including the exhibits and schedules attached hereto, as each of the same may be amended, supplemented, restated and/or otherwise modified from time to time.

“Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 5.22.

“Approved Fund” shall mean, with respect to any Purchaser, any Person (other than a natural Person) that (a) is or will be engaged in making, purchasing, holding or otherwise investing in or extending commercial loans and similar extensions of credit in the ordinary course of its business and (b) is advised or managed by (i) such Purchaser, (ii) any Affiliate of such Purchaser or (iii) any Person (other than an a natural Person) or any Affiliate of any Person (other than a natural Person) that administers or manages such Purchaser.

“Asset Sale” shall mean (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) by Holdings or any of its Subsidiaries of any of its property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any Person other than (i) the Company, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 8.2(f), any other Subsidiary.

“Assignment” shall mean an assignment agreement entered into by a Purchaser, as assignor, and any prospective assignee thereof, in substantially the form of Exhibit D.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to the Company’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time or any applicable bankruptcy, insolvency or other similar law now or hereafter in effect and all rules and regulations promulgated thereunder.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers of such Person, (iii) in the case of any partnership, the Board of Directors of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Assets” shall mean, with respect to any Person, all equipment, fixed assets and Real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by the Company and its Subsidiaries during such period for Capital Assets plus, to the extent not included in the definition of Capital Assets, capitalized development cost as accounted for on a balance sheet of the Company (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding (i) expenditures made in connection with the replacement, substitution or restoration of property pursuant to Section 2.10(f) of the Senior Credit Agreement and (ii) any portion of such increase attributable solely to acquisitions of Capital Assets in Permitted Acquisitions.

“Capitalization/Acquisition Documents” shall mean, collectively: (a) any or all of the stock certificates, notes, debentures or other instruments representing Equity Interests or other securities bought, sold or issued, or loans made, to facilitate the consummation of the Related Transactions; (b) the indentures or other documents pursuant to which such instruments representing Equity Interests are issued or to be issued; (c) each document governing the issuance of, or setting forth the terms of, such instruments representing Equity Interests; (d) any stockholders, registration, subordination or intercreditor agreement among or between the holders of such instruments representing Equity Interests including, without limitation, the Holdings Equityholders Agreement; (e) the Acquisition Agreement; and (f) all other instruments, documents and agreements executed in connection with the Acquisition, in each case, as amended, restated, modified and/or supplemented from time to time in each case, in accordance with their respective terms; but excluding all Transaction Documents, in each case, as amended, modified or supplemented from time to time in each case, in accordance with their respective terms.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under

GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” shall mean, as to any Person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person; (c) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper issued by any Person formed in the United States rated at least A-1 or the equivalent thereof by Standard & Poor’s Rating Service or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than one year after the date of acquisition by such Person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; and (f) demand deposit accounts maintained in the ordinary course of business.

“Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind, (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense” and (c) gross interest income of the Company and its Subsidiaries for such period.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

A “Change in Control” shall be deemed to have occurred if:

     (a) Holdings at any time ceases to own 100% of the Equity Interests of the Company;
     (b) at any time a change of control occurs under any documentation evidencing Material Indebtedness;
     (c) prior to an IPO, (i) the Permitted Holders cease to own Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings or (ii) the Permitted Holders cease to have control of a majority of the management power over Holdings;
     (d) (i) the Permitted Holders (collectively) shall fail to own, or to have the power to vote or direct the voting of Holdings representing more than 35% of the voting power of Holdings, (ii) the Permitted Holders cease to own Equity Interests representing more than 35% of the total economic interests of the Equity Interests of Holdings or (iii) any “Person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such Person or group shall be deemed to have “beneficial ownership” of all securities that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of the voting power of Holdings representing either (w) a greater percentage of the voting power of Holdings than that beneficially owned or controlled by the Permitted Holders, (x) a greater percentage of the total economic interests of the Equity Interests of Holdings than that beneficially owned by the Permitted Holders, (y) 50% or more of the voting power of Holdings or (z) 50% or more of the total economic interests of the Equity Interests of Holdings; or
     (e) upon and following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.
          For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“Closing” shall have the meaning assigned to such term in Section 2.2.

“Closing Date” shall have the meaning given such term in Section 2.2.

“Closing Notes” shall mean the promissory notes to be purchased by the Purchasers from the Company on the Closing Date in the original aggregate principal amount equal to the

Original Issuance Amount, each of which shall be substantially in the form attached hereto as Exhibit A and each as amended, modified, replaced, substituted or renewed from time to time in accordance with its terms and the terms hereof.

“Code” shall mean the Internal Revenue Code of 1986.

“Collateral” shall have the meaning set forth in the Senior Documents.

“Company” shall have the meaning assigned to such term in the preamble hereto.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit C.

“Confidential Information Memorandum” shall mean that certain confidential information memorandum dated as of February, 2007.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Holdings and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Holdings and its Subsidiaries which may properly be classified as current liabilities (other than (a) the current portion of any long term debt or Capital Lease Obligations and (b) short term debt and (c) amounts payable under The Sopris Performance Share Plan 2004, effective as of February 1, 2004) on a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, (i) for purposes of determining compliance with Section 8.3 only, the Cure Amount, if any, received by Holdings and contributed to the Company in cash for such period and permitted to be included in Consolidated EBITDA pursuant to Section 9.6 and (ii) in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of the Company only if a corresponding amount would be permitted at the date of determination to be distributed to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equityholders):

     (a) Consolidated Interest Expense for such period,
     (b) Consolidated Amortization Expense for such period,
     (c) Consolidated Depreciation Expense for such period,
     (d) Consolidated Tax Expense for such period,
     (e) nonrecurring employee severance costs incurred for such period beginning on January 1, 2007,
     (f) Permitted Management Fees and Expenses for such period,
     (g) costs and expenses incurred in connection with the Transactions and Related Transactions for such period,
     (h) amortization of inventory write-ups under APB 16 for such period,
     (i) any impairment of goodwill and other intangible assets occurring during such period,
     (j) any amounts paid with respect to the termination of the Stock Option Plan during such period,
     (k) any equity based compensation paid to officers, directors, managers, members or employees of Holdings or any of its Subsidiaries during such period, and
     (l) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and
(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business), provided that, notwithstanding anything to the contrary contained herein (including the definition of “Test Period”), Consolidated EBITDA shall be deemed to be (i) $10,846,013 for the Fiscal Quarter ended June 30, 2006, (ii) $16,329,223 for the Fiscal Quarter ended September 30, 2006, and (iii) $1,323,633 for the Fiscal Quarter ended December 31, 2006.
          Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to the Acquisition, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period and prior to the date of determination as if the Acquisition and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period. Notwithstanding anything herein to the contrary, the Required Note-Holders shall have the sole right and authority to approve the pro forma adjustments made to Consolidated EBITDA in connection with any Permitted Acquisition or Asset Sale.

“Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of the Company and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:
     (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of the Company and its Subsidiaries for such period;
     (b) commissions, discounts and other fees and charges owed by the Company or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;
     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Company or any of its Subsidiaries for such period;
     (d) cash contributions to any employee stock ownership plan or similar trust made by the Company or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;
     (e) all interest paid or payable with respect to discontinued operations of the Company or any of its Subsidiaries for such period;
     (f) the interest portion of any deferred payment obligations of the Company or any of its Subsidiaries for such period; and
     (g) all interest on any Indebtedness of the Company or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period;
provided that (a) to the extent directly related to the Transactions and the Related Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements related to interest rates.
          Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Acquisition, any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
     (a) the net income (or loss) of any Person (other than a Subsidiary of the Company) in which any Person other than the Company and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by the Company or (subject to clause (b) below) any of its Subsidiaries during such period;
     (b) the net income of any Subsidiary of the Company during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that the Company equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;
     (c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by the Company or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by the Company or any of its Subsidiaries;
     (d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;
     (e) earnings and losses resulting from any reappraisal, revaluation or write-up or write-down of assets;
     (f) unrealized gains and losses with respect to Hedging Obligations for such period; and
     (g) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by the Company or any of its Subsidiaries during such period.
          For purposes of this definition of “Consolidated Net Income,” (1) “nonrecurring” means any gain or loss as of any date that is not reasonably likely to recur within the two years following such date; provided that if there was a gain or loss similar to such gain or loss within the two years preceding such date, such gain or loss shall not be deemed nonrecurring and (2) Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any payments to or on behalf of Holdings made pursuant to Sections 8.2(h)(iii) and (iv).

“Consolidated Tax Expense” shall mean, for any period, the tax expense of the Company and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.
“Contested Asset Lien Conditions” shall mean, with respect to any Permitted Lien of the type described in clauses (i), (ii), (v) and (vi) of Section 8.2(b), the following conditions:
     (a) the Company shall cause any proceeding instituted contesting such Lien on such asset to stay the sale or forfeiture of any portion of such asset on account of such Lien; and
     (b) at the option and at the request of the Administrative Agent or the Required Note-Holders, to the extent such Lien is in an amount in excess of $500,000, the appropriate Issuer Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien and the Administrative Agent’s or Required Note-Holders’, as applicable, reasonable estimate of all interest and penalties related thereto.
“Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Contract,” with respect to any Person, shall mean any agreement, contract, note, bond, mortgage, indenture, guarantee, lease, sublease, license, sublicense or other instrument or obligation (whether written or oral) to which such Person is a party or by which it or any portion of its properties or assets may be bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Controlled Investment Affiliate” shall mean, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in, or management or advisory services for, Holdings, the Company or any other portfolio companies.

“Cure Amount” shall have the meaning assigned to such term in Section 9.6.

“Cure Right” shall have the meaning assigned to such term in Section 9.6.

“Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 8.2(a).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Disqualified Capital Stock” shall mean any (A) MIP Unit and (B) Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to six (6) months following the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to six (6) months following the Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations.

“Dividend” with respect to any Person shall mean that such Person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such Person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such Person outstanding (or any options or warrants issued by such Person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Dollars” and the sign “$” shall each mean the lawful money of the United States of America.

“Domestic Subsidiary” shall mean each direct or indirect Subsidiary of an Issuer Party which is organized under the laws of the United States or any state or territory thereof.

“Embargoed Person” shall have the meaning assigned to such term in Section 8.2(s).

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, but only to the extent any of the foregoing is legally binding upon the Company and its Subsidiaries, relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health, and any and all Environmental Permits.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Financing” shall mean the cash equity investment in Holdings by the Equity Investors as the same is further invested in cash equity in the Company on or prior to the Closing Date, in an amount not less than $140.0 million on terms and conditions satisfactory to the Required Note-Holders (which amount shall include the amount of the purchase price for capital stock of Target which any Seller received in Equity Interests of Holdings in lieu of cash in connection with the Acquisition in an amount not to exceed $10.0 million).

“Equity Interest” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates (other than Holdings and its Subsidiaries), officers of Holdings and its Subsidiaries and one or more investors satisfactory to the Sponsor.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Closing Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings; provided, however, that an Equity Issuance shall not include (x) any such sale or issuance by Holdings of its Equity Interests (including its Equity Interests issued upon exercise of any warrant or option or warrants or options to purchase its Equity Interests but excluding Disqualified Capital Stock), in each case, to officers or employees of any Company pursuant to (A) an employee stock plan and (B) any other sale or issuance approved by the Board of Directors of Holdings in an amount not to exceed $1.0 million, (y) any Permitted Cure Securities and (z) any such issuance or sale to the Equity Investors (including, without limitation, any Excluded Issuance).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any Person, any trade or business (whether or not incorporated) that, together with such Person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Issuer Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Issuer Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Issuer Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or

Multiemployer Plan; (h) the receipt by any Issuer Party or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Issuer Party.

“Event of Default” shall have the meaning assigned to such term in Section 9.1.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Issuance” shall mean an issuance and sale of Qualified Capital Stock of Holdings to the Equity Investors, to the extent such Qualified Capital Stock is used, or the Net Cash Proceeds thereof shall be, within 90 days of the consummation of such issuance and sale, used, without duplication, to finance Capital Expenditures or one or more Permitted Acquisitions.

“Executive Order” shall have the meaning assigned to such term in Section 5.22.

“Existing Lien” shall have the meaning assigned to such term in Section 8.2(b)(iii).

“Extraordinary Event” shall mean any purchase price adjustment, indemnity payment or pension plan revision. For the avoidance of doubt, “Extraordinary Event” shall not include a Casualty Event.

“Financial Covenants” shall mean the covenants set forth in Section 8.3.

“Financial Officer” of any Person shall mean the chief financial officer of such Person.

“Fiscal Quarter” shall mean each 3 fiscal month period ending on March 31, June 30, September 30 or December 31 of each year.

“Fiscal Year” shall mean, with respect to the Issuer Parties, the twelve (12) month accounting period of the Issuer Parties commencing January 1 of each calendar year and ending December 31 of such calendar year.

“Foreign Purchaser” shall mean a Purchaser who is not a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state or territory thereof.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“GCO” shall have the meaning assigned to such term in the preamble hereto.

“GCSFF” shall have the meaning assigned to such term in the preamble hereto.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.

“Guarantor” shall mean Holdings, each Subsidiary Guarantor and each other Person that enters into any Guaranty Obligations with respect to any Obligation.

“Guaranty” shall mean the Guaranty substantially in the form of Exhibit B, made by each Guarantor from time to time party thereto in favor of Administrative Agent.

“Guaranty Obligations” shall mean any obligation, contingent or otherwise, of or by any Person (the “guarantor”) guarantying or having the economic effect of guarantying any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guaranty Obligations shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“Holdings” shall have the meaning assigned to such term in the preamble hereto and shall include any successors and assigns in accordance with Section 8.2(t). Holdings shall not include any entity that has been released from its obligations under this Agreement in accordance with Section 8.2(t).

“Holdings Equityholders Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of Holdings by and among the Persons named therein, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or advances; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid or accrued; (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and not overdue by more than 120 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such Person; (h) for purposes of Section 8.2(a), all Hedging Obligations to the extent required to be reflected on a balance sheet of such Person; (i) all Attributable Indebtedness of such Person; (j) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not mean any operating lease rental expense to the extent that such rental expense is required to be recognized as a deferred liability on any Person’s balance sheet in accordance with Statement of Financial Accounting Standard No. 13.

“Indemnified Party” shall have the meaning assigned to such term in Section 7.1.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Issuer Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 8.1(d) and all renewals and extensions thereof.

“Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Issuer Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 8.1(c)(i).

“Investments” shall have the meaning assigned to such term in Section 8.2(d).

“IPO” shall mean the first underwritten public offering by Holdings of its Equity Interests after the Closing Date pursuant to a registration statement filed with the SEC in accordance with the Securities Act with gross proceeds of at least $25,000,000.

“Issuer Party” shall mean Holdings, the Company and each Subsidiary of Holdings and the Company.

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Liabilities” shall have the meaning assigned to such term in Section 7.1.

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“MAC” shall have the meaning assigned to such term in the preamble hereto.

“Management Services Agreement” shall mean Amended and Restated Limited Liability Company Agreement of Holdings.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of any Issuer Party, taken as a whole; (b) material impairment of the ability of the Issuer Parties to fully and timely perform any of their obligations under any Transaction Document; or (c) material impairment of the rights of or benefits or remedies available to the Purchasers or the Administrative Agent under any Transaction Document.

“Material Contracts” shall mean the following Contracts to which the Holdings or any of its Subsidiaries is a party to as of the date hereof, which Contracts are listed on Schedule 5.9:
     (a) any Contract relating to or evidencing Indebtedness of Holdings or any of its Subsidiaries, including mortgages, other grants of security interests, guarantees or notes;
     (b) any Contract providing for the payment of royalties by Holdings or any of its Subsidiaries;
     (c) any Contract pursuant to which Holdings or any of its Subsidiaries has provided funds to or made any loan, capital contribution or other investment in, or assumed any liability or obligation of, any Person;
     (d) any Contract with any Governmental Authority;
     (e) any Contract with an Affiliate of Holdings or any of its Subsidiaries;
     (f) any employment, consulting or management Contract that provides for annual compensation in excess of $100,000;
     (g) any Contract that limits, or purports to limit, the ability of Holdings or any of its Subsidiaries to compete in any line of business or with any Person or in any geographic area or during any period of time, or that restricts the right of Holdings or any of its Subsidiaries to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

     (h) any Contract with any labor union or providing for benefits under any Plan;
     (i) any development agreements relating to the development of product content, design or layout of significant components of programs and files;
     (j) any agreements relating to the acquisition or disposition of businesses;
     (k) any Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;
     (l) any Contracts (or series of related Contracts) relating to capital expenditures in excess of $250,000;
     (m) any material licenses by which Holdings or any of its Subsidiaries has obtained rights under any Intellectual Property that is utilized in its business other than (A) licenses for standard, off-the-shelf software and (B) agreements in which the license is incidental to the agreement;
     (n) any Contracts (or series of related Contracts) requiring or that have resulted in payments in excess of $350,000 in the aggregate over the term of the Contract (or series of related Contracts, as the case may be) that cannot be canceled without penalty or further payment; and
     (o) any Contract pursuant to which Holdings or any of its Subsidiaries is the beneficiary of any non-competition provision that remains in effect on the date hereof.
“Material Indebtedness” shall mean (a) Indebtedness under the Senior Documents and (b) any other Indebtedness (other than the Notes) or Hedging Obligations of Holdings or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $2.5 million. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Issuer Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Issuer Party would be required to pay if the related Hedging Agreement were terminated at such time.

“Maturity Date” shall mean April 11, 2014.

“Merger” shall have the meaning assigned to such term in the second recital hereto.

“Merger Certificate” shall have the meaning assigned to such term in the recitals hereto.

“MIP” shall mean VSS-Cambium Management LLC, a Delaware limited liability company.

“MIP Units” shall mean the Equity Interests of MIP.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien in favor of the Senior Agent on a Mortgaged Property, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.

“Mortgaged Property” shall mean each Real Property identified as a Mortgaged Property on Schedule 1 to this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Issuer Party or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Issuer Party or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Issuer Party could incur liability.

“Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and the Company’s good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) the Company’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 360 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 360 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Transaction Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);
     (b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith;
     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all

Taxes and reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event; and
     (d) with respect to any Extraordinary Event, the cash proceeds or other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Extraordinary Event.
“Notes” shall mean, collectively, (i) the Closing Notes and (ii) the PIK Notes.

“Notice of Intent to Cure” shall have the meaning assigned to such term in Section 8.1(s)(xii).

“NY Mezzanine” shall have the meaning assigned to such term in the preamble hereto.

“NY Parallel” shall have the meaning assigned to such term in the preamble hereto.

“Obligations” shall mean the obligations, liabilities and indebtedness of the Issuer Parties under the Transaction Documents including, without limitation, (a) the obligation to pay principal (including, without limitation, any PIK Amount that has been added to the principal), interest (including, without limitation, interest accrued after the commencement of a proceeding under the Bankruptcy Code in which any Issuer Party is a debtor, whether or not a claim in respect of such interest is an allowed claim in such proceeding), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and any other amounts payable by any Issuer Party under any Transaction Document and (b) the obligation of any Issuer Party to reimburse any amount in respect of any of the foregoing that the Administrative Agent and/or the Purchasers, in accordance with the provisions of any Transaction Document, may elect to pay or advance on behalf of any Issuer Party.

“Observer” shall have the meaning assigned to such term in Section 8.1(o)(i).

“OFAC” shall have the meaning assigned to such term in Section 3.22.

“Officer’s Certificate” shall mean a certificate executed by the chief executive officer or the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Original Issuance Amount” shall mean Fifty Million Dollars ($50,000,000).

“Other Taxes” shall have the meaning assigned to such term in Section 2.6(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any Person that becomes a Subsidiary after giving effect such transaction; provided that each of the following conditions shall be met:
     (a) no Default then exists or would result therefrom;
     (b) no Issuer Party shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, Person or properties acquired, except (A) to the extent permitted under Section 8.2(a) and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Issuer Party hereunder shall be reflected as a reduction in the purchase price paid in full or released as to the business, Persons or properties being so acquired on or before the consummation of such acquisition;
     (c) the Person or business to be acquired shall be, or shall be engaged in, a business of the type that the Company and its Subsidiaries are permitted to be engaged in under Section 8.2(n);
     (d) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;
     (e) with respect to any transaction involving Acquisition Consideration of more than $20.0 million, unless the Required Note-Holders shall otherwise agree, the Company shall have provided the Administrative Agent and the Purchasers with (A) historical financial statements for the last three Fiscal Years (or, if less, the number of years since formation) of the Person or business to be acquired (audited if available) and unaudited financial statements thereof for the most recent interim period which are available, (B) reasonably detailed projections for the succeeding five years pertaining to the Person or business to be acquired and updated projections for the Company after giving effect to such transaction, (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction, and (D) all such other information and data relating to such transaction or the Person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Note-Holders;
     (f) the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances) for such acquisition shall not exceed $75.0 million, and the aggregate amount of the Acquisition Consideration (exclusive of any amounts financed by Excluded Issuances) for all Permitted Acquisitions since the Closing Date shall not exceed $125.0 million; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Maturity Date; and
     (g) at least 10 Business Days prior to the proposed date of consummation of the transaction, the Company shall have delivered to the Administrative Agent and the Purchasers an Officer’s Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect.
“Permitted Collateral Liens” means (a) in the case of Collateral other than Mortgaged Property, the Permitted Liens and (b) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (i), (ii), (iii), (iv), (v), (vii), (ix), (xi) and (xii) of Section 8.2(b).

“Permitted Cure Securities” means Equity Interests (if other than cash common equity interest on terms and conditions reasonably acceptable to the Required Note-Holders) of Holdings designated as Permitted Cure Securities in an Officer’s Certificate delivered by the Company to the Administrative Agent that are (i) issued to the Permitted Holders or their Controlled Investment Affiliates or (ii) issued to the then-current holders of Equity Interests in Holdings pursuant to an offer to purchase such Equity Interests made to all such holders, in each case in connection with Cure Rights being exercised by the Company under Section 9.6 (the net proceeds of which are contributed in cash to the common equity of the Company).

“Permitted Holders” shall mean (a) Sponsor and (b) its Controlled Investment Affiliates; provided, however, that, for purposes of the definition of “Change of Control”, the term “Permitted Holders” shall also include (i) TCW/Crescent Mezzanine Partners IV, L.P., (ii) TCW/Crescent Mezzanine Partners IVB, L.P., (iii) MAC Capital, Ltd., (iv) New York Life Investment Management Mezzanine Partners II, LP, (v) NYLIM Mezzanine Partners II Parallel Fund, LP, (vi) GoldenTree Capital Solutions Fund Financing, (vii) GoldenTree Capital Opportunities, LP and (viii) each of the Persons (other than natural persons) party to the Management Services Agreement as of the Closing Date and such other Persons (other than natural persons) contemplated on the Closing Date to become party thereto within 30 days after the Closing Date, and their respective Controlled Investment Affiliates.

“Permitted Liens” shall have the meaning assigned to such term in Section 8.2(b).

“Permitted Management Fees and Expenses” shall mean such fees and expenses permitted under Section 8.2.(i)(v).

“Permitted Tax Distributions” shall mean payments, dividends or distributions by the Company to Holdings or the direct parent in order to pay consolidated or combined federal, state or local taxes not payable directly by the Company or any of its Subsidiaries which payments by the Company to Holdings or its direct parent are not in excess of the tax liabilities that would have been payable by Holdings, the Company and their Subsidiaries on a stand-alone basis.

“Person” shall mean natural persons, corporations, limited liability companies, limited partnerships, limited liability partnerships, general partnerships, joint stock company, joint ventures, associations, trusts, banks, trust company, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities and their respective permitted successors and assigns (or in the case of a Governmental Authority, the successor functional equivalent of such Person).

“PIK Amount” shall have the meaning assigned to such term in the Closing Notes.

“PIK Notes” shall mean the promissory notes to be issued by the Company at the end of each Fiscal Year in the original aggregate principal amount equal the PIK Amount which has accrued during such Fiscal Year, each of which shall be substantially in the form attached hereto as Exhibit G and each as amended, modified, replaced, substituted or renewed from time to time in accordance with its terms.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Issuer Party or its ERISA Affiliate or with respect to which any Issuer Party could incur liability (including under Section 4069 of ERISA).

“Premises” shall have the meaning assigned thereto in the applicable Mortgage.

“Pro Forma Basis” shall mean on a basis in accordance with GAAP or otherwise reasonably satisfactory to the Required Note-Holders.

“Property Material Adverse Effect” shall have the meaning assigned thereto in any Mortgage.

“Purchase Money Obligation” shall mean, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Purchaser” and “Purchasers” shall have the meanings assigned to such terms in the preamble hereto.

“Qualified Capital Stock” of any Person shall mean any Equity Interests of such Person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinancing” shall mean the repayment in full and the termination of any commitment to make extensions of credit under all of the outstanding indebtedness of Holdings or any of its Subsidiaries listed on Schedule 2.

“Register” shall have the meaning assigned to such term in Section 12.14.

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Related Person” shall mean, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction of any conditions set forth in Section 3) and other consultants and agents of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with Section 11.2 or any comparable provision of any Transaction Document.

“Related Transactions” shall mean the Acquisition, the execution and delivery of the Related Transactions Documents, the funding of the purchase price under the Acquisition Agreement and the payment of all fees, costs and expenses associated with all of the foregoing.

“Related Transactions Documents” shall mean the Capitalization/Acquisition Documents and all other agreements, instruments and documents executed or delivered in connection with the Related Transactions including, without limitation, the Senior Documents.

“Required Note-Holders” shall mean holders of a majority in outstanding principal amount of the Notes (exclusive of Notes then owned by any Issuer Party or any of its Affiliates).

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) ”response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken pursuant to a written agreement to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any Person shall mean any executive officer or Financial Officer of such Person and any other officer or similar official thereof with responsibility for the administration of the obligations of such Person in respect of this Agreement.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 8.2(c).

“SEC” shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sellers” shall have the meaning assigned to such term in the recitals hereto.

“Senior Agent” shall mean the Person designated as “Administrative Agent” (together with any duly appointed successor) for the Senior Lenders in the Senior Credit Agreement.

“Senior Credit Agreement” shall mean the Credit Agreement among the Company, the Senior Agent and the financial institutions named therein or which become a party thereto, in form and substance satisfactory to the Required Note-Holders, as the same may be amended, restated, modified, supplemented, extended, renewed, refinanced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Senior Debt” shall mean (i) a $128,000,000 term loan facility and (ii) a $30,000,000 revolving credit facility incurred under the Senior Credit Agreement, as such amounts may be increased in accordance with Section 8.2(a)(iii).

“Senior Documents” shall mean “Loan Documents” as defined in the Senior Credit Agreement, as the same may be amended, restated, modified, supplemented, extended, renewed, refinanced or otherwise modified from time to time in accordance with the terms of this Agreement.

“Senior Lenders” shall mean each Person that is or shall become a lender under the Senior Credit Agreement for so long as such Person shall be a party to the Senior Credit Agreement.

“Sponsor” shall mean VSS Communications Partners IV, L.P.

“Stock Option Plan” shall mean the Sopris Performance Share Plan 2004.

“Subordinated Indebtedness” shall mean Indebtedness of the Company or any Guarantor that is by its terms or pursuant to a Subordination Agreement subordinated in right of payment to the Obligations of the Company and such Guarantor, as applicable.

“Subordination Agreement” shall mean a subordination agreement to be entered into by the Administrative Agent, the Issuer Parties and any holder of Subordinated Indebtedness, as such agreement may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of the Company.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 3, and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 8.1(k).

“Target” shall have the meaning assigned to such term in the recitals hereto.

“Target Material Adverse Effect” shall mean any event, occurrence, change or effect that, individually or in the aggregate with other events, occurrences, changes or effects, is materially adverse to the business, properties, assets, liabilities, financial condition or results of operations of Target and its Subsidiaries; provided, however, that a Target Material Adverse Effect shall not include any event, occurrence, change or effect arising out of or attributable to any of the following: (a) a general deterioration in the United

States economy or in the industry in which Target and its Subsidiaries operate, provided that such deterioration does not have a disproportionate impact or effect on Target and its Subsidiaries, taken as a whole; or (b) changes or effects arising from the announcement or consummation of the transactions contemplated by the Acquisition Agreement.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall have the meaning assigned to such term in Section 2.6.

“Test Period” in effect at any time shall mean the most recent period of four consecutive Fiscal Quarters of the Company ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each quarter or Fiscal Year in such period have been or were required to be delivered pursuant to Section 8.1(a)(i) or (ii).

“TCW IVB” shall have the meaning assigned to such term in the preamble hereto.

“TCW IV” shall have the meaning assigned to such term in the preamble hereto.

“Total Leverage Ratio” shall mean the ratio of (a)(i) for the first four full Fiscal Quarters after the Closing Date, Consolidated Indebtedness, less letters of credit issued pursuant to the Senior Documents outstanding not to exceed $5.0 million in the aggregate and less the aggregate amount of non-restricted cash and Cash Equivalents that would appear on the consolidated balance sheet of Holdings in conformity with GAAP, and (ii) at any other date of determination, Consolidated Indebtedness, plus the simple average Revolving Exposure (as defined in the Senior Credit Agreement) for such Test Period, less the Revolving Exposure at such date of determination, less Letters of Credit outstanding not to exceed $5.0 million, less the simple average amount for such Test Period of non-restricted cash and Cash Equivalents that would appear on the consolidated balance sheet of the Company in conformity with GAAP for such Test Period on such date, to (b) Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Documents” shall mean, collectively, this Agreement, the Notes, each Guaranty and all other agreements, instruments and documents, whether heretofore, concurrently, or hereafter executed by or on behalf of any Issuer Party, any of its Subsidiaries or any other Person or delivered to the Administrative Agent and/or the Purchasers, relating to this Agreement or to the transactions contemplated by this Agreement, as each of the same may be amended, supplemented, restated and/or otherwise modified from time to time in accordance with its terms.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Transaction Documents and the initial borrowings hereunder; (b) the Equity Financing; (c) the execution, delivery and performance of the Senior Documents and the borrowings thereunder; and (e) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“UCC” shall mean the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“United States” shall mean the United States of America.

“Voting Stock” shall mean, with respect to any Person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such Person.

“Wholly Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

1.2	Accounting Terms.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by the Company and the Required Note-Holders. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and the Company notifies Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies the Company that the Required Note-Holders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Transaction Document, and the Company, Administrative Agent or Required Note-Holders shall so request, Administrative Agent, Purchasers and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Note-Holders, not to be unreasonably withheld).

1.3	Definitional Provisions

(a)	References in the Transaction Documents to any agreement or contract, or section or provision thereof or definition contained therein shall mean and be a reference to such agreement or contract, or correlative section, provision or definition as amended, amended and restated, refinanced, supplemented or otherwise modified from time to time in accordance with its terms.
(b)	Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Transaction Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(c)	As used herein and in the Transaction Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (ii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, capital stock, securities, revenues, accounts, leasehold interests and contract rights, (iv) the term “or” is not exclusive, and (v) references to agreements or other Contracts shall, unless otherwise specified, be deemed to refer to such agreements or Contracts as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.
(d)	The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
2.	PURCHASE AND SALE OF NOTES

2.1	Purchase and Sale of the Notes
(a)	Subject to the terms and conditions herein set forth, the Company agrees that it shall issue and sell to the Purchasers, and the Purchasers agree that they shall, severally and not jointly, acquire from the Company on the Closing Date, the Closing Notes in the aggregate original principal amount equal to the Original Issuance Amount, appropriately completed in conformity herewith, the respective purchase price for which shall be allocated as follows: (i) $12,973,131.22 in the case of TCW IV, (ii) $9,526,868.78 in the case of TCW IVB, (iii) $2,500,000 in the case of MAC, (iv) $10,000,000 in the case of GCSFF, (v) $3,000,000 in the case of GCO, (vi) $3,063,436.24 in the case of NY Parallel and (vii) $8,936,563.76 in the case of NY Mezzanine;

(b)	Each Issuer Party and the Purchasers acknowledge that the purchase prices set forth above for each of the Closing Notes represent their relative fair market values, and agree to be bound by this allocation for all tax purposes pursuant to Treasury Regulation § 1.1273-2(h).
2.2	Closing

The purchase and issuance of the Closing Notes under Sections 2.1(a) and 2.1(b) shall take place at the closing (the “Closing”) on April 12, 2007 (the “Closing Date”). On the Closing Date, the Company shall deliver the Closing Notes to the Purchasers against delivery by the Purchasers to the Company of the purchase price therefor in the disbursement authorization letter described in Section 3.15, such purchase price to be paid by wire transfer of immediately available funds (less amounts payable by the Issuer Parties under Section 2.3) without duplication, to an account or accounts specified by the Issuer Parties in such disbursement letter.

2.3	Fees and Expenses

On the Closing Date, the Issuer Parties, jointly and severally, shall pay and/or reimburse all of the Purchasers’ reasonable out-of-pocket expenses (including, without limitation, reasonable lawyers’ fees, charges and disbursements, reasonable consultants’ fees and expenses) incurred in connection with the Closing and the transactions described herein. All payments made pursuant to this Section 2.3 shall be made by wire transfer of immediately available funds to the respective accounts designated by the Purchasers.

2.4	Financial Accounting Positions; Tax Reporting

Each of the parties hereto agrees to take reporting and other positions with respect to the Notes that are consistent with the purchase price of the Notes set forth herein for all financial accounting purposes, unless otherwise required by applicable GAAP or SEC rules (in which case the parties agree not to take positions inconsistent with the purchase price of the Notes set forth herein unless the Required Note-Holders have consented thereto, which consent shall not be unreasonably withheld). Each of the parties to this Agreement agrees to take reporting and other positions with respect to the Notes that are consistent with the purchase price of the Notes set forth herein for all other purposes, including, without limitation, for all federal, state and local tax purposes.

2.5	Payments
(a)	The Issuer Parties shall make all payments under the Transaction Documents irrespective of any right of recoupment, defense, counterclaim or set-off. Unless otherwise stated therein, the Issuer Parties shall make all such payments not later than 3:00 p.m. (New York City time) to each of the Purchasers on the day when due in Dollars to the bank account most recently designated by the applicable Purchaser by a wire transfer of immediately available funds. Payments received by any Purchaser after 3:00 p.m. (New York City time) shall be deemed received on the next Business Day. Whenever any payment under any of the Transaction Documents is stated to be due on a day other than a Business Day, such payment shall be due on the next Business Day and interest shall continue to accrue on such payment.

(b)	Each payment by any Issuer Party pursuant to any Transaction Document shall be applied to the amounts of such obligations owing to the Purchasers pro rata according to the respective amounts then due and owing to the Purchasers. If any Purchaser shall obtain payment in respect of any of the Obligations resulting in such Purchaser receiving payment of a proportion of the aggregate amount of the Obligations owed to such Purchaser greater than its pro rata share thereof, then the Purchaser receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by each of the Purchasers ratably in accordance with the aggregate amount of principal of and accrued interest on the Obligations owed to such Purchaser, provided, that the provisions of this Section 2.5(b) shall not be construed to apply to (x) any payment made to the Administrative Agent as reimbursement of any costs, fees and expenses incurred by the Administrative Agent, in such capacity and not in its capacity as a Purchaser, pursuant to and in accordance with the express terms of this Agreement, (y) any payment obtained by a Purchaser as consideration for the assignment of or sale of a participation in any of the Obligations owed to such Purchaser to any assignee or participant or (z) any payment to a Purchaser in accordance with Section 2.6 or Section 8.2(a)(iii).
2.6	Taxes, Etc.
(a)	Any and all payments by each Issuer Party under any Transaction Document shall be made, in accordance with Section 2.5 of this Agreement, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Purchaser, net income taxes that are imposed by the United States and franchise, net income and/or capital gain taxes that are imposed on such Purchaser by the state or foreign jurisdiction under the laws of which such Purchaser is organized or any political subdivision thereof or in which such Purchaser’s lending office is located or by a jurisdiction as a result of a present, former or future connection with such Purchaser (other than a connection solely resulting from or attributable to such Person having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement) or any branch profits tax imposed by the United States or any similar tax imposed by any other jurisdiction in which such Purchaser is located (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being referred to in this Section 2.6 as “Taxes”). If any Issuer Party shall be required by law to deduct any Taxes from or in respect of any sum payable under any of the Transaction Documents to any Purchaser, (i) the sum payable shall be increased by such Issuer Party as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.6) such Purchaser receives an amount equal to the sum such Purchaser would have received had no such deductions been made, (ii) such Issuer Party shall make such deductions and withholding and (iii) such Issuer Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)	In addition, each Issuer Party shall pay any present or future stamp, documentary, excise, property or similar taxes, charges or levies that arise from any payment made by such Issuer Party under any of the Transaction Documents or from the execution, delivery or registration of, or otherwise with respect to, any of the Transaction Documents (referred to in this Section 2.6 as “Other Taxes”).

(c)	Each Issuer Party, jointly and severally, shall indemnify each Purchaser for the full amount of Taxes and Other Taxes, and for the full amount of Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.6, paid by such Purchaser and any liability (including penalties, additions to tax, interest and reasonable expenses but excluding penalties, additions to tax, interest and expenses caused by the gross negligence or willful misconduct of such Purchaser) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date the applicable Purchaser makes written demand therefor.

(d)	Within 30 days after the date of any payment of Taxes by or on behalf of any Issuer Party in respect of amounts payable to any Purchaser, such Issuer Party shall furnish to such Purchaser, at its address referred to in Section 12.2, the original receipt of payment thereof or a certified copy of such receipt.

(e)	Each Purchaser (and any successor or transferee of such Purchaser) that is a Foreign Purchaser shall, on or prior to the date of its execution and delivery of this Agreement in the case of a Purchaser party to this Agreement as at the date hereof, and in the case of any successor or transferee of a Purchaser after the date hereof on or prior to the date it becomes a successor or transferee, to the extent possible and if not possible, as soon as practicable after such successor or transferee becomes a Purchaser (and from time to time thereafter if requested in writing by an Issuer Party at the time or times prescribed by law, but only so long thereafter as it remains lawfully able to do so), provide such Issuer Party with Internal Revenue Service form W-8IMY, W-8BEN and/or W-8ECI, as appropriate, or any successor form(s) prescribed by the Internal Revenue Service, certifying that the beneficial owner of the Notes is exempt from or is entitled to a reduced rate of United States withholding tax on interest payments on the Notes. Each Purchaser (and any successor or transferee of such Purchaser) that is not a Foreign Purchaser shall, upon the request of the Issuer Parties, on or prior to the date of its execution and delivery of this Agreement in the case of a Purchaser party to this Agreement as at the date hereof, and in the case of any successor or transferee of a Purchaser after the date hereof on or prior to the date it becomes a successor or transferee, to the extent possible and if not possible, as soon as practicable after such successor or transferee becomes a Purchaser (and from time to time thereafter if requested in writing by an Issuer Party at the time or times prescribed by law, but only so long thereafter as it remains lawfully able to do so), provide such Issuer Party with Internal Revenue Service form W-9, certifying that such Person is exempt from United States backup withholding tax with respect to the Notes. Any United States withholding tax applicable to payments to such Person under the existing law at the time it first becomes a party to this Agreement shall be excluded from Taxes; provided, however, that, if due to a change in law after the date that a Person first becomes a party to this Agreement, United States withholding taxes are imposed in respect to payments under this Agreement and otherwise are not considered excluded from Taxes with respect to such Person, the term “Taxes” shall thereafter include United States withholding tax, if any, applicable with respect to such Person (or any successor or transferee of such Person). If any form or document referred to in this subsection (e) and requested by an Issuer Party pursuant to this subsection (e) requires the disclosure of information, other than information necessary to compute the tax payable and information required by Internal Revenue Service forms W-8IMY, W-8BEN and/or W-8ECI (including any amended or successor forms) that the provider reasonably considers to be confidential, the provider shall give notice thereof to such Issuer Party and shall not be obligated to include in such form or document such confidential information, provided that if the failure to provide such information results in the imposition of United States withholding tax at a rate in excess of the rate at which such tax would be imposed if such information were provided, then such excess withholding tax shall be considered excluded from Taxes.

(f)	For any period with respect to which any Purchaser has failed to provide an Issuer Party with the appropriate form described in Section 2.6(e) (other than if such failure is due to a change in law occurring after the date such Person first becomes a party to this Agreement or if such form otherwise is not required under Section 2.6(e)), such Purchaser shall not be entitled to indemnification under this Section 2.6 with respect to Taxes imposed by the United States relating to interest payments on the Notes; provided, however, that should such Person become subject to Taxes because of its failure to deliver a form required hereunder, such Issuer Party shall take such steps as such Person shall reasonably request to assist such Person to recover such Taxes, and such Person shall reimburse such Issuer Party for all reasonable out-of-pocket expenses of such Issuer Party incurred in providing such assistance.

(g)	If any Issuer Party pays any amount pursuant this Section 2.6 with respect to any Purchaser, such Purchaser shall use reasonable efforts to obtain a refund of Taxes or credit against future tax liabilities on account of such payment. If any Purchaser receives a refund for (or determines that there has been an overpayment of) or credit against any Taxes or other amounts as to which such Purchaser has been indemnified pursuant to this Section 2.6 or on account of which additional amounts have been paid pursuant to this Section 2.6, such Purchaser shall promptly notify the Issuer Parties and pay over such refund or overpayment to the applicable Issuer Party (but only to the extent such Purchaser has been indemnified pursuant to this Section 2.6) or of additional amounts paid by such Issuer Party under this Section 2.6 with respect to Taxes or other amounts on account of which additional amounts have been paid) net of all reasonable out-of-pocket expenses of such Purchaser and without interest (other than any interest actually received thereon from the respective Governmental Authority with respect to such refund net of any Taxes estimated by such Purchaser to be payable by it in respect of such interest). If, at any time after a Purchaser makes a payment to any Issuer Party pursuant to the preceding sentence, such Purchaser determines that it was not entitled to the full amount of any refund or overpayment (together with interest thereon (if any)) reimbursed to such Issuer Party, such Issuer Party upon the demand of such Purchaser shall promptly pay to such Purchaser the amounts so refunded or overpaid and paid over to such Issuer Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority and attributable solely to the amount of such refund or overpayment paid over to such Issuer Party). If any Issuer Party determines in good faith that a reasonable basis exists for contesting a Tax or Other Tax, and if it so requests, the Purchasers shall cooperate in challenging such Tax or Other Tax at the Issuer Parties’ expense. If any Purchaser becomes aware that it is entitled to claim a refund in respect of a Tax or Other Tax as to which it has been indemnified by the Issuer Parties pursuant to Section 2.6(c) or with respect to which any Issuer Party paid additional amounts pursuant to Section 2.6(a), it shall promptly notify the Issuer Parties of the availability of such refund claim and shall, within 30 days after receipt of a request by any Issuer Party, make a claim to the applicable Governmental Authority for such refund at the Issuer Parties’ expense. Nothing contained in this Section 2.6(g) shall require any Purchaser to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Issuer Party or any other Person.

(h)	If any Issuer Party is required to make additional payments or indemnification payments pursuant to this Section 2.6 to or on account of a party to this Agreement as a result of a change in law or treaty occurring after such party first becomes a party to this Agreement, then such party shall, at such Issuer Party’s request, change the jurisdiction of its lending office, provided that (i) such Issuer Party has a reasonable basis for determining that such change will eliminate or reduce any additional or indemnification payment which may thereafter accrue and (ii) such party determines in its reasonable discretion that such change is not disadvantageous to it.

(i)	If any Purchaser requests compensation under Section 2.6, then such Issuer Party may, at its sole expense and effort, upon notice to such Purchaser and the Administrative Agent, require such Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights and obligations under this Agreement and the other Transaction Documents and such assignee shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided that:
(i)	the Administrative Agent shall have been paid the processing and recordation fee specified in Section 12.3(d);

(ii)	such Purchaser shall have received payment of an amount equal to the outstanding principal of its Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (other than prepayment penalties);

(iii)	in the case of any such assignment resulting from a claim for compensation under Section 2.6, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)	such assignment does not conflict with applicable Requirements of Law.
A Purchaser shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Purchasers or otherwise, the circumstances entitling the Issuer Party to require such assignment and delegation cease to apply.

3.	CONDITIONS TO OBLIGATIONS OF THE PURCHASERS TO PURCHASE THE NOTES ON THE CLOSING DATE

The obligations of each of the Purchasers to purchase the Closing Notes on the Closing Date, to pay the purchase price therefor on the Closing Date and to perform any of its obligations hereunder, shall be subject to the satisfaction as determined by, or waived by, each of the Purchasers of the conditions set forth in this Section 3 on or before the Closing Date.

3.1	Representations and Warranties

The representations and warranties set forth in any Transaction Document shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date.

3.2	Compliance with this Agreement

The Issuer Parties shall have performed and complied with all of their agreements herein and satisfied the conditions set forth or contemplated herein that are required to be performed or complied with or satisfied by the Issuer Parties on or before the Closing Date.

3.3	Secretary’s Certificates

The Administrative Agent shall have received a certificate from each of the Issuer Parties, dated the Closing Date, and signed by an officer thereof, certifying (a) that the attached copies of its Organizational Documents and resolutions of its Board of Directors approving the Transaction Documents to which it is a party and the transactions contemplated hereby and thereby, are all true, complete and correct and remain unamended and in full force and effect, and (b) as to the incumbency and specimen signature of each officer thereof executing any Transaction Document or any other document delivered in connection herewith on behalf thereof.

3.4	Good Standing Certificates

The Administrative Agent shall have received as of the Closing Date, good standing and franchise (or similar) tax status certificates for each Issuer Party, dated within thirty (30) days of the Closing Date, from each of their respective jurisdictions of incorporation or organization and all other jurisdictions where they are required to be qualified as a foreign corporation, limited liability company or partnership, in each case in form and substance satisfactory to the Purchasers.

3.5	Purchase of Notes Permitted by Applicable Laws

The acquisition of and payment for the Closing Notes to be acquired by the Purchasers hereunder and the consummation of the transactions contemplated hereby (a) shall not be prohibited by any Requirement of Law, (b) shall not subject the Purchasers to any penalty or other onerous condition under or pursuant to any Requirement of Law, and (c) shall be permitted by all Requirements of Law to which the Purchasers or the transactions contemplated by or referred to herein or in the other Transaction Documents are subject; and the Purchasers shall have received such certificates or other evidence as they may reasonably request to establish compliance with this condition.

3.6	Opinion of Counsel

The Administrative Agent shall have received an opinion of outside counsel to the Issuer Parties, dated as of the Closing Date, addressed to the Administrative Agent and each of the Purchasers, relating to the transactions contemplated by or referred to herein.

3.7	Approval of Counsel To the Purchasers

All actions and proceedings hereunder and all agreements, schedules, exhibits, certificates, financial information, filings and other documents required to be delivered by the Issuer Parties or in connection with the consummation of the transactions contemplated hereby, and all other related matters, shall have been in form and substance acceptable to Loeb & Loeb LLP, special counsel to the Purchasers, in its reasonable judgment (including, without limitation, the opinion of counsel referred to in Section 3.6 hereof).

3.8	Consents and Approvals

All consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to the Contracts of the Issuer Parties necessary in connection with the execution, delivery or performance (including, without limitation, the payment of interest on the Closing Notes) by each Issuer Party or enforcement against the Issuer Parties of the Transaction Documents and the Related Transactions Documents shall have been obtained and be in full force and effect, and the Purchasers shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

3.9	No Material Judgment or Order

There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law that, in the judgment of the Purchasers, would prohibit the purchase of the Closing Notes hereunder or subject any Purchaser to any penalty or other onerous condition if the Closing Notes were to be purchased hereunder.

3.10	No Material Adverse Change

Since January 29, 2007, there has not been a Target Material Adverse Effect.

3.11	Pro Forma Balance Sheet and Projections

The Issuer Parties shall have delivered to the Administrative Agent the financial statements described in Section 5.4(a) and the forecasts of the financial performance of Holdings, the Company, the Acquired Business and their respective Subsidiaries.

3.12	Transaction Documents

The Administrative Agent shall have received on or prior to the Closing Date each of the following, each dated the Closing Date in form and substance satisfactory to the Administrative Agent and each Purchaser:
(a)	this Agreement duly executed by each Issuer Party;

(b)	the Closing Notes to be purchased on the Closing Date duly executed by the Company;

(c)	Guarantees duly executed by each Guarantor.
3.13	Fees and Expenses

The Issuer Parties shall have paid, by wire transfer of immediately available funds, the fees and expenses referred to in Section 2.3.

3.14	Structure

The Organizational Documents of each Issuer Party and the capital structure of the Issuer Parties shall be satisfactory to each Purchaser.

3.15	Disbursement Letter

The Administrative Agent shall have received a disbursement authorization letter from the Issuer Parties in form and substance satisfactory to the Purchasers, among other things, directing the Purchasers to disburse the proceeds of the issuance of the Closing Notes.

3.16	Insurance

The Administrative Agent shall have received insurance certificates in form and substance satisfactory to each Purchaser demonstrating that the insurance policies required by Section 8.1(d) are in full force and effect.

3.17	Certificates

The Administrative Agent shall have received from a Responsible Officer of the Company a certificate, in form and substance satisfactory to each Purchaser, as to the solvency of the Issuer Parties (after giving effect to consummation of the Transactions and the Related Transactions) and a certificate from a Responsible Officer of the Company as to the satisfaction of the condition listed in this Section 3.

3.18	Holdings Equityholders Agreement

Holdings, the Purchasers, Sponsor and the other Persons party thereto shall have entered into the Holdings Equityholders Agreement which shall be in form and substance satisfactory to the Purchasers.

3.19	Related Transactions

The Related Transactions Documents shall have been approved by each of the Purchasers and shall have been executed and delivered by the Persons named therein as parties thereto, and the Related Transactions, including without limitation, the Acquisition, shall have been consummated in accordance with the terms of the Related Transactions Documents (without waiver or amendment except as approved by each of the Purchasers) and in compliance in all material respects with Requirements of Law (it being understood that the consummation of the Acquisition and the Merger will happen simultaneously with the Closing).

4.	CONDITIONS TO THE OBLIGATION OF THE COMPANY TO ISSUE AND SELL THE NOTES

The obligations of the Company to issue and sell the Closing Notes shall be subject to the satisfaction as determined by, or waived by the Company of the following conditions on or before the Closing Date:

4.1	Representations and Warranties

The representations and warranties of the Purchasers contained in Section 6 hereof shall be true and correct at and as of the Closing Date as if made at and as of such date.

4.2	Compliance with this Agreement

The Purchasers shall have performed and complied with all of their respective agreements and conditions set forth or contemplated herein that are required to be performed or complied with by the Purchasers on or before the Closing Date.

5.	REPRESENTATIONS AND WARRANTIES OF THE ISSUER PARTIES

Each Issuer Party hereby represents and warrants to the Purchasers (which representations and warranties shall survive the purchase and sale of the Closing Notes), on the Closing Date, both immediately prior to and after giving effect to the transactions contemplated by this Agreement and the Related Transactions to occur on the Closing Date including, without limitation, the Merger, as follows:

5.1	Organization; Powers

Each Issuer Party (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Issuer Party or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.

5.2	Authorization; Enforceability

The Transactions to be entered into by each Issuer Party are within such Issuer Party’s powers and have been duly authorized by all necessary action on the part of such Issuer Party. This Agreement has been duly executed and delivered by each Issuer Party and constitutes, and each other Transaction Document to which any Issuer Party is to be a party, when executed and delivered by such Issuer Party, will constitute, a legal, valid and binding obligation of such Issuer Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.3	No Conflicts

Except as set forth on Schedule 5.3, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Issuer Party, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Issuer Party or its property, or give rise to a right thereunder to require any payment to be made by any Issuer Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Issuer Party, except Liens created by the Senior Documents and Permitted Liens.

5.4	Financial Statements; Projections
(a)	Historical Financial Statements

The Company has heretofore delivered to the Purchasers the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Target (i) as of and for the Fiscal Years ended 2004, 2005 and, if available, 2006, audited by and accompanied by the unqualified opinion of Ernst & Young LLP, independent public accountants, and (ii) as of and (x) for each Fiscal Quarter of the Fiscal Year in which the Closing Date occurs ended prior to 45 days prior to the Closing Date and (y) for each monthly financial period of the Fiscal Year ended after the most recent Fiscal Quarter in clause (x) and ended prior to 30 days prior to the Closing Date and for the comparable period of the preceding Fiscal Year, in each case, certified by the chief financial officer of the Target. Such financial statements and all financial statements delivered pursuant to Section 8.1(a) have been prepared in accordance with GAAP and present fairly and accurately the financial condition and results of operations and cash flows of the Acquired Business as of the dates and for the periods to which they relate.

(b)	No Liabilities

Except as set forth in the financial statements referred to in Section 5.4(a), there are no liabilities of any Issuer Party of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Transaction Documents. Since December 31, 2006, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(c)	Forecasts

The forecasts of financial performance of Holdings and its Subsidiaries furnished to the Purchasers have been prepared in good faith by the Company and based on assumptions believed by the Company to reasonable.
5.5	Properties
(a)	Generally

Each Issuer Party has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Issuer Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Issuer Parties as presently conducted.

(b)	Real Property

Schedule 5.5(b) hereof contains a true and complete list of each interest in Real Property (i) owned by any Issuer Party as of the date hereof and describes the type of interest therein held by such Issuer Party and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Issuer Party, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Issuer Party and, in each of the cases described in clauses (i) and (ii) of this Section 5.5(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.

(c)	No Casualty Event

No Issuer Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any portion of its property. No Mortgage encumbers improved Real Property that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 8.1(d).

(d)	Property and Assets

Each Issuer Party owns or has rights to use all property used in, necessary for or material to each Issuer Party’s business as currently conducted. The use by each Issuer Party of such property and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Issuer Party’s use of any property does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
5.6	Intellectual Property
(a)	Ownership/No Claims

Each Issuer Party owns, or is licensed to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, technology, trade secrets, proprietary information, domain names, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 5.6(a) to this Agreement, no claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Issuer Party know of any valid basis for any such claim. The use of such Intellectual Property by each Issuer Party does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b)	Registrations

Except pursuant to licenses and other user agreements entered into by each Issuer Party in the ordinary course of business that are listed in Schedule 5.6(b) to this Agreement, on and as of the date hereof (i) each Issuer Party owns and possesses the right to use, and has done nothing to authorize or enable any other Person to use, any copyright, patent or trademark listed in Schedule 5.6(b) to this Agreement and (ii) all registrations listed in Schedule 5.6(b) to this Agreement are valid and in full force and effect.

(c)	No Violations or Proceedings

To each Issuer Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Issuer Party with respect to any copyright, patent or trademark listed in Schedule 5.6(b) to this Agreement, except as may be set forth on Schedule 5.6(c).
5.7	Equity Interests and Subsidiaries
(a)	Equity Interests

Schedule 5.7(a) to this Agreement sets forth a list of (i) all the Subsidiaries of Holdings and their jurisdictions of organization as of the Closing Date and (ii) the number of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date. All Equity Interests of each Issuer Party are duly and validly issued and are fully paid and non-assessable, and, other than the Equity Interests of the Company, are owned by the Company, directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of the Company are owned directly by Holdings. There are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Equity Interests pledged to Senior Lenders pursuant to the Senior Documents.

(b)	Organizational Chart

An accurate organizational chart, showing the ownership structure of Holdings, the Company and each Subsidiary after giving effect to the Transactions and the Related Transactions, is set forth on Schedule 5.7(b) to this Agreement.
5.8	Litigation; Compliance with Laws

There are no actions, suits, investigations or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Issuer Party, threatened against or affecting any Issuer Party or any business, property or rights of any Issuer Party (i) that involve any Transaction Document or Related Transaction Documents or any of the Transactions or Related Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 5.18, no Issuer Party or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Issuer Party’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.9	Agreements.

No Issuer Party is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Issuer Party is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default. Schedule 5.9 accurately and completely lists all Material Contracts to which any Issuer Party or any of its Subsidiaries is a party which are in effect on the date hereof in connection with the operation of the business conducted thereby and each Issuer Party has delivered or made available to the Administrative Agent complete and correct copies of all such Material Contracts, including any amendments, supplements or modifications with respect thereto, and all such agreements are in full force and effect.

5.10	Federal Reserve Regulations

No Issuer Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of the purchase of the Closing Notes will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X.

5.11	Investment Company Act.

No Issuer Party is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.12	Use of Proceeds

The Company will use the proceeds of the purchase of the Closing Notes to effect the Acquisition, the Refinancing and to finance the Transactions and pay related fees and expenses.

5.13	Taxes

Each Issuer Party has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it (including in its capacity as a withholding agent), except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Issuer Party has set aside on its books adequate reserves in accordance with GAAP and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Issuer Party has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Issuer Party is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Issuer Party has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, or has ever “participated” in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

5.14	No Material Misstatements

No information, report, financial statement, certificate, exhibit or schedule furnished by or on behalf of any Issuer Party to the Administrative Agent or any Purchaser in connection with the negotiation of any Transaction Document or included therein or delivered pursuant thereto including, without limitation, the Confidential Information Memorandum, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Issuer Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

5.15	Labor Matters

As of the Closing Date, there are no strikes, lockouts or slowdowns against any Issuer Party pending or, to the knowledge of any Issuer Party, threatened. The hours worked by and payments made to employees of any Issuer Party have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Issuer Party, or for which any claim may be made against any Issuer Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Issuer Party except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Issuer Party is bound.

5.16	Solvency

Immediately after the consummation of the Transactions and the Related Transactions to occur on the Closing Date, (a) the fair value of the properties of each Issuer Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Issuer Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Issuer Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Issuer Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

5.17	Employee Benefit Plans

Each Issuer Party and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Issuer Party or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Issuer Party. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Issuer Party or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent Fiscal Year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.

5.18	Environmental Matters
(a)	Except as set forth in Schedule 5.18 and except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)	The Issuer Parties and their businesses, operations and Real Property are in compliance with, and the Issuer Parties have no liability under, any applicable Environmental Law; and under the currently effective business plan of the Issuer Parties, no expenditures or operational adjustments will be required in order to comply with applicable Environmental Laws during the next five years;

(ii)	The Issuer Parties have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing and, under the currently effective business plan of the Issuer Parties, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next five years;

(iii)	There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Issuer Parties or their predecessors in interest that could result in liability by the Issuer Parties under any applicable Environmental Law;

(iv)	There is no Environmental Claim pending or, to the knowledge of the Issuer Parties, threatened against the Issuer Parties, or relating to the Real Property currently or formerly owned, leased or operated by the Issuer Parties or their predecessors in interest or relating to the operations of the Issuer Parties, and there are no actions, activities, circumstances, conditions, events or incidents that could form the basis of such an Environmental Claim; and

(v)	No Person with an indemnity or contribution obligation to the Issuer Parties relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
(b)	Except as set forth in Schedule 5.18:
(i)	No Issuer Party is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Issuer Party is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(ii)	No Real Property or facility owned, operated or leased by the Issuer Parties and, to the knowledge of the Issuer Parties, no Real Property or facility formerly owned, operated or leased by the Issuer Parties or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;

(iii)	No Lien has been recorded or, to the knowledge of any Issuer Party, threatened under any Environmental Law with respect to any Real Property or other assets of the Issuer Parties;

(iv)	The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and

(v)	The Issuer Parties have made available to the Purchasers all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Issuer Parties concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Issuer Parties.
5.19	Insurance

Schedule 5.19 sets forth a true, complete and correct description of all insurance maintained by each Issuer Party as of the Closing Date. All insurance maintained by the Issuer Parties is in full force and effect, all premiums have been duly paid, no Issuer Party has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. Each Issuer Party has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

5.20	Intentionally Omitted

5.21	Acquisition Documents; Representations and Warranties in Acquisition Agreement

Schedule 5.21 lists (i) each exhibit, schedule, annex or other attachment to the Acquisition Agreement and (ii) each agreement, certificate, instrument, letter or other document contemplated by the Acquisition Agreement or any item referred to in clause (i) to be entered into, executed or delivered or to become effective in connection with the Acquisition or otherwise entered into, executed or delivered in connection with the Acquisition. The Purchasers have been furnished true and complete copies of each Acquisition Document to the extent executed and delivered on or prior to the Closing Date. All representations and warranties of each Issuer Party set forth in the Acquisition Agreement were true and correct in all material respects as of the time such representations and warranties were made and shall be true and correct in all material respects as of the Closing Date as if such representations and warranties were made on and as of such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

5.22	Anti-Terrorism Law

No Issuer Party and, to the knowledge of the Issuer Parties, none of its Affiliates is in violation of any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.
(a)	No Issuer Party and to the knowledge of the Issuer Parties, no Affiliate or broker or other agent of any Issuer Party acting or benefiting in any capacity in connection with the issuance of the Notes is any of the following:
(i)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)	a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)	a Person that is named as a “specially designated national and blocked Person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

(b)	No Issuer Party and, to the knowledge of the Issuer Parties, no broker or other agent of any Issuer Party acting in any capacity in connection with the issuance of the Notes (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in paragraph (a) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
5.23	Private Offering

No form of general solicitation or general advertising was used by any Issuer Party or its representatives in connection with the offer or sale of the Closing Notes. Assuming the accuracy and validity of representations of the Purchasers in Section 6.4 hereof, no registration of the Notes pursuant to the provisions of the Securities Act or the state securities or “blue sky” laws shall be required in connection with the offer, sale or issuance of the Notes pursuant to this Agreement. Each Issuer Party covenants and agrees that neither it, nor anyone acting on its behalf, shall offer or sell the Notes or any other security so as to require the registration of the Notes pursuant to the provisions of the Securities Act or any state securities or “blue sky” laws, unless such Notes are so registered.

5.24	Broker’s, Finder’s or Similar Fees

Except as set forth on Schedule 5.24, there are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated under any of the Transaction Documents or Related Transactions Documents based on any agreement, arrangement or understanding with any Issuer Party.

5.25	Capitalization/Acquisition Documents

The Issuer Parties have delivered or made available to the Administrative Agent and each Purchaser complete copies of the Capitalization/Acquisition Documents (including all schedules, exhibits and disclosure letters referred to therein or delivered pursuant thereto, if any) and all amendments thereto, waivers relating thereto and other side letters or agreements affecting the terms thereof. None of such agreements and documents have been amended or supplemented, nor have any of the provisions thereof been waived, except pursuant to a written agreement or agreements which have heretofore been delivered or made available to the Administrative Agent and each Purchaser.

6.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Each Purchaser hereby represents and warrants (severally as to itself and not jointly) to each Issuer Party, the Administrative Agent and to each other Purchaser as follows:

6.1	Authorization; No Contravention

The execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby, including, without limitation, the purchase of the Closing Notes: (a) is within its power and authority and has been duly authorized by all necessary action; (b) does not contravene the terms of its Organizational Documents or any amendment thereof; and (c) shall not violate, conflict with or result in any breach or contravention of any of its Contracts, or any order or decree directly relating to it except for violations or conflicts that could not reasonably be expected to result in a material adverse effect on the ability of such Purchaser to perform its obligations hereunder.

6.2	Binding Effect

This Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by it and assuming that it is binding on and enforceable against the Issuer Parties, this Agreement constitutes such Purchasers’ legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

6.3	No Legal Bar

The execution, delivery and performance of this Agreement by it shall not violate any Requirement of Law applicable to it.

6.4	Purchase for Own Account

The Closing Notes to be acquired by it pursuant to this Agreement are being or shall be acquired for its own account, solely for investment purposes, and with no present intention of distributing or reselling such Closing Notes or any part thereof in violation of the Securities Act without prejudice, however, to its right at all times to sell or otherwise dispose of the Closing Notes, under an exemption from such registration available under the Securities Act, and subject, nevertheless, to the disposition of its property being at all times within its control, subject to the terms and conditions of the Transaction Documents. If any Purchaser should in the future decide to dispose of the Closing Notes, such Purchaser understands and agrees that it may do so only in compliance with the Securities Act and applicable state securities laws, as then in effect, and subject to any applicable provisions of each Transaction Document to which any Purchaser is a party or is bound. Each Purchaser agrees to the imprinting of a legend on each of the Closing Notes to the following effect: “THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

6.5	ERISA

No part of the funds used by it to purchase the Closing Notes hereunder constitutes assets of any Plan or Multiemployer Plan.

6.6	Broker’s, Finder’s or Similar Fees

There are no brokerage commissions, finder’s fees or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with it or any action taken by it.

6.7	Governmental Authorization; Third Party Consent

No approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any Requirement of Law, and no lapse of a waiting period under a Requirement of Law, is necessary or required in connection with the execution, delivery or performance by it or enforcement against it of this Agreement or the transactions contemplated hereby.

6.8	Accredited Investor

It is an “accredited investor” within the meaning of Rule 501(a) promulgated under the Securities Act.

6.9	Anti-Money Laundering Representation

Such Purchaser is not aware of, has not been advised of, or has no reason to believe that any facts or circumstances exist which would cause such Purchaser and/or through any Purchaser, any Issuer Party to violate the Federal Bank Secrecy Act, as amended, in connection with such Purchaser’s acquisition of the Closing Notes.

6.10	Information

Each Purchaser (a) has had an opportunity to ask questions and receive answers from each Issuer Party regarding the terms and conditions of the offering of the Notes, (b) can bear the economic risk of its investment in the Notes and (c) has such experience in business and financial matters so as to enable it to understand the risks of and form an investment decision with respect to its investment in the Notes. Neither such inquiries nor any other due diligence investigations conducted by the Administrative Agent and the Purchasers or their advisors, if any, or its representatives shall limit, modify, amend or affect any Issuer Party’s representations and warranties contained in this Agreement and the Administrative Agent’s and Purchasers’ right to rely thereon.

7.	INDEMNIFICATION

7.1	Indemnification

In addition to all other sums due hereunder or provided for in this Agreement, each Issuer Party, jointly and severally, agrees to, indemnify and hold harmless the Administrative Agent, the Purchasers and their respective Related Persons (each, an “Indemnified Party”) to the fullest extent permitted by law from and against any and all losses, claims, damages, costs, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel incurred by an Indemnified Party in any action or proceeding between any Issuer Party (or any Subsidiary of any Issuer Party) and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) or other liabilities, losses or diminution in value (collectively, “Liabilities”) resulting from or arising out of any breach of any representation or warranty of any Issuer Party or any legal, administrative or other actions (including actions brought by the Purchasers or any equity holders of any Issuer Party or derivative actions brought by any Person claiming through or in the name of any Issuer Party), proceedings or investigations (whether formal or informal), or written threats thereof, based upon, relating to or arising out of this Agreement, any other Transaction Document, the transactions contemplated hereby or thereby or any Indemnified Party’s role herein or in the transactions contemplated hereby or thereby; provided, however, that no Issuer Party shall be obligated to indemnify an Indemnified Party hereunder for that portion of any Liabilities that is finally determined by a court of competent jurisdiction to have been the result of the gross negligence or willful misconduct of such Indemnified Party or the breach of a Transaction Document by an Indemnified Party (not resulting from a breach or misrepresentation by any Issuer Party). In connection with the obligation of the Issuer Parties to indemnify for expenses as set forth above, each Issuer Party, jointly and severally, further agrees, upon presentation of appropriate invoices containing reasonable detail, promptly to (and in no event later than thirty (30) days after the presentation of such invoice(s)) reimburse each Indemnified Party for all such reasonable expenses (including fees, disbursements and other charges of counsel incurred by an Indemnified Party in any action or proceeding between any Issuer Party or any Subsidiary or any thereof and such Indemnified Party (or Indemnified Parties) or between an Indemnified Party (or Indemnified Parties) and any third party or otherwise) as they are incurred by such Indemnified Party; provided, however, that if an Indemnified Party is reimbursed hereunder for any expenses, such reimbursement of expenses shall be refunded to the extent it is finally judicially determined by a court of competent jurisdiction that the Liabilities in question resulted primarily from (i) the willful misconduct or gross negligence of such Indemnified Party or (ii) the breach by such Indemnified Party of any representation, warranty, covenant or other agreement of such Indemnified Party contained in this Agreement or any other Transaction Document.

7.2	Notification

Each Indemnified Party under this Section 7 shall, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Party in respect of which indemnity may be sought from the Issuer Parties under this Section 7, notify the Company in writing of the commencement thereof. The failure of any Indemnified Party to so notify the Company of any such action shall not relieve any Issuer Party from any liability that it may have to such Indemnified Party unless, and only to the extent that, such omission has a material adverse effect on such Issuer Party, including a material adverse effect on the ability of such Issuer Party to conduct the defense. In case any such action, claim or other proceeding shall be brought against any Indemnified Party and it shall notify the Company of the commencement thereof, the Issuer Parties shall be entitled to assume the defense thereof at their own expense, with counsel reasonably satisfactory to such Indemnified Party in its reasonable judgment; provided, however, that any Indemnified Party may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which an Issuer Party on the one hand, and an Indemnified Party, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Party shall have the right to employ separate counsel at the expense of the Issuer Parties and to control its own defense of such action, claim or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, a conflict or potential conflict exists between any Issuer Party, on the one hand, and such Indemnified Party, on the other hand, that would make such separate representation advisable. Each Issuer Party agrees that it shall not, without the prior written consent of the Indemnified Parties, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Indemnified Party is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Purchasers, the Administrative Agent and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding. No Issuer Party shall be liable for any settlement of any claim, action or proceeding affected against an Indemnified Party without its written consent, which consent shall not be unreasonably withheld. The rights accorded to Indemnified Parties hereunder shall be in addition to any rights that any Indemnified Party may have at common law, by separate agreement or otherwise.

7.3	Survival of Indemnification Provisions

The provisions of this Section 7 shall survive the term of this Agreement and repayment of the Obligations.

8.	COVENANTS

8.1	Affirmative Covenants

Until the payment in full in cash of all the Obligations (including, without limitation, all expenses and amounts due at such time in respect of indemnity obligations under Section 7), each Issuer Party will and will cause each of its Subsidiaries to:
(a)	Financial Statements, Reports, etc

Furnish to the Administrative Agent and each Purchaser:

(i)	Annual Reports. As soon as available and in any event within 105 days after the end of each Fiscal Year, beginning with the Fiscal Year ending December 31, 2006, (1) the consolidated balance sheet of Holdings as of the end of such Fiscal Year and related consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year, in comparative form with such financial statements as of the end of, and for, the preceding Fiscal Year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Holdings, the Company and the Subsidiaries), accompanied by an opinion of Ernst & Young LLP or other independent public accountants of recognized national standing reasonably satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP, (2) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Holdings for such Fiscal Year, showing variance, by dollar amount and percentage, from amounts for the previous Fiscal Year and budgeted amounts and (3) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Holdings for such Fiscal Year, as compared to amounts for the previous Fiscal Year and budgeted amounts;

(ii)	Quarterly Reports. As soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, beginning with the Fiscal Quarter ending June 30, 2007 (provided that the following items delivered with respect to the Fiscal Quarter ending June 30, 2007 shall also include the information for the Fiscal Quarter ending March 31, 2007), (1) the consolidated balance sheet of Holdings as of the end of such Fiscal Quarter and related consolidated statements of income and cash flows for such Fiscal Quarter and for the then elapsed portion of the Fiscal Year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Holdings, the Company and the Subsidiaries), accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (i) of this Section 8.1(a), subject to normal year-end audit adjustments, (2) a management report in a form reasonably satisfactory to the Administrative Agent setting forth statement of income items and Consolidated EBITDA of Holdings for such Fiscal Quarter and for the then elapsed portion of the

Fiscal Year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous Fiscal Year and budgeted amounts and (3) a narrative report and management’s discussion and analysis of the financial condition and results of operations for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, as compared to the comparable periods in the previous Fiscal Year and budgeted amounts;

(iii)	Monthly Reports. As soon as available and in any event within 30 days after the end of each calendar month beginning with the month ending March 31, 2007 (provided that the following items delivered with respect to the month ending March 31, 2007 shall also include the information for the months ending January 31, 2007 and February 28, 2007), a calculation of Consolidated EBITDA for such month, the consolidated balance sheet of Holdings as of the end of such month and related consolidated statements of income and cash flows for such month and for the then elapsed portion of the Fiscal Year, in comparative form with (i) the budgets provided in accordance with Section 8.1(a)(viii) and (ii) the consolidated statements of income and cash flows for the comparable periods in the previous Fiscal Year, and notes thereto (including a note with a consolidating balance sheet and statements of income and cash flows separating out Holdings, the Company and the Subsidiaries). For the avoidance of doubt, delivery of any of the financial statements set forth in Section 8.1(a)(i) and (ii) above, shall not satisfy the requirements set forth in this Section 8.1(a)(iii);

(iv)	Financial Officer’s Certificate. (1) Concurrently with any delivery of financial statements under Section 8.1(a)(i) or (ii), a Compliance Certificate (A) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (B) beginning with financial statement delivered for fiscal quarter ended March 31, 2009, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in 8.3 (including the aggregate amount of Excluded Issuances for such period and the uses therefor) and (C) showing a reconciliation of Consolidated EBITDA to the net income set forth on the statement of income; and (2) concurrently with any delivery of financial statements under Section 8.1(a)(i) above, beginning with the Fiscal Year ending December 31, 2006, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(v)	Reserved

(vi)	Reserved

(vii)	Management Letters. Promptly after the receipt thereof by any Issuer Party, a copy of any “management letter” received by any such Person from its certified public accountants and the management’s responses thereto;

(viii)	Budgets. Within 30 days after the beginning of each Fiscal Year, a budget for the Company and its Subsidiaries in form reasonably satisfactory to the Administrative Agent, but to include balance sheets, statements of income and sources and uses of cash, for each month of such Fiscal Year prepared in detail, prepared in summary form, in each case, with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Financial Officer of the Company to the effect that the budget of the Company and its Subsidiaries is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;

(ix)	Organization. To the extent there has been any changes to the organizational chart set forth in Schedule 5.7(b), concurrently with any delivery of financial statements under Section 8.1(a)(i) or (ii), an accurate organizational chart as contemplated by Section 5.7(b);

(x)	Organizational Documents. Promptly provide copies of any Organizational Documents that have been amended or modified in accordance with the terms hereof and deliver a copy of any notice of default given or received by any Issuer Party under any Organizational Document within 15 days after such Issuer Party gives or receives such notice;

(xi)	Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Issuer Party, or compliance with the terms of any Transaction Document, as the Administrative Agent or any Purchaser may reasonably request; provided that the Issuer Parties will furnish promptly to the Administrative Agent and each of the Purchasers the name of any Person that becomes an Equity Investor after the Closing Date whether or not requested by the Administrative Agent or any Purchaser; and

(xii)	Intent to Cure. With respect to each Test Period for which a Cure Right will be exercised, on the date the financial statements pursuant to Section 8.1(a)(i) or (ii) have been, or should have been, delivered for the applicable fiscal period, the Company shall deliver together with such financial statements an Officer’s Certificate of a Financial Officer of the Company containing a computation in reasonable detail of the applicable

Event of Default and a notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default through the issuance of Permitted Cure Securities as contemplated pursuant to Section 9.6.
(b)	Litigation and Other Notices

Furnish to the Administrative Agent and each Purchaser written notice of the following promptly (and, in any event, within three Business Days of the occurrence thereof):
(i)	any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(ii)	the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit, litigation, investigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Issuer Party or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Transaction Document;

(iii)	any development that has resulted in, or, within ninety (90) days, could reasonably be expected to result in a Material Adverse Effect; and

(iv)	the occurrence of a Casualty Event in excess of $250,000.
(c)	Existence; Businesses and Properties
(i)	Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 8.2(e) or Section 8.2(f) or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(ii)	Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its material obligations under all Transaction Documents and Related Transaction Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in working order; provided that nothing in this Section 8.1(c)(ii) shall prevent (1) sales of property, consolidations or mergers by or involving any Issuer Party in accordance with Section 8.2(e) or Section 8.2(f); (2) the withdrawal by any Issuer Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (3) the abandonment by any Issuer Party of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to its business or no longer commercially desirable.
(d)	Insurance
(i)	Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Issuer Parties against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including, if applicable (1) physical hazard insurance on an “all risk” basis, (2) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims, (3) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral, (4) business interruption insurance and (5) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law.

(ii)	Reserved.

(iii)	Notice to Agents. Notify the Administrative Agent and each Purchaser immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 8.1(d) is taken out by any Issuer Party; and promptly deliver to the Administrative Agent and each Purchaser a duplicate original copy of such policy or policies.

(iv)	[Reserved].

(v)	[Reserved].

(vi)	No Termination Actions. No Issuer Party shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained hereunder or that could be the basis for a defense to any claim under any Insurance Policy, and each Issuer Party shall otherwise comply in all material respects with all Insurance Requirements; provided, however, that each Issuer Party may, at its own expense and after written notice to the Administrative Agent and each of the Purchasers, (1) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 8.1(d) or (2) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 8.1(d).
(e)	Obligations and Taxes
(i)	Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (x)(1) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Issuer Party shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP, (2) such contest operates to suspend collection of the contested obligation, Taxes, assessment or charge and enforcement of a Lien other than a Permitted Lien and (3) in the case of Collateral, the applicable Issuer Party shall have otherwise complied with the Contested Asset Lien Conditions and (y) the failure to pay could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(ii)	Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

(iii)	Tax Shelter Reporting. The Company does not intend to treat the issuance of the Closing Notes as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event the Company determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent and each Purchaser thereof.
(f)	Employee Benefits

(i) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, comply in all material respects with the applicable provisions of ERISA and the Code with respect to employment plans and (ii) furnish to the Administrative Agent and each Purchaser (1) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Issuer Party or any ERISA Affiliates of any Issuer Party knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Issuer Parties or any of their ERISA Affiliates in an aggregate amount exceeding $2.5 million, a statement of a Financial Officer of the Company setting forth details as to such ERISA Event and the action, if any, that the Issuer Parties propose to take with respect thereto, and (2) upon request by the Administrative Agent or any Purchaser, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Issuer Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (B) the most recent actuarial valuation report for each Plan; (C) all notices received by any Issuer Party or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (D) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Issuer Party) as the Administrative Agent or the Required Note-Holders shall reasonably request.
(g)	Maintaining Records; Access to Properties and Inspections; Annual Meetings
(i)	Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Upon reasonable notice, each Issuer Party will permit any representatives designated by the Administrative Agent and any Purchaser to visit and inspect the financial records and the property of such Issuer Party at reasonable times and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or such Purchaser to discuss the affairs, finances, accounts and condition of any Issuer Party with the officers and employees thereof and advisors therefor (including independent accountants).

(ii)	Within 45 days after the end of each Fiscal Quarter of the Issuer Parties, at the request of the Administrative Agent or Required Note-Holders, hold a conference call (at a mutually agreeable time, the costs of such call to be paid by the Company) with all Purchasers who choose to participate in such call, on which call shall be reviewed the financial results of the previous Fiscal Quarter and the financial condition of the Issuer Parties and the budget presented for the current Fiscal Quarter of the Issuer Parties.
(h)	Use of Proceeds

Use the proceeds of the issuance of the Closing Notes only for the purposes set forth in Section 5.12.

(i)	Compliance with Environmental Laws; Environmental Reports
(A)	Comply, and cause all lessees and other Persons occupying Real Property owned, operated or leased by any Issuer Party to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Issuer Party shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(B)	If a Default caused by reason of a breach of Section 5.18 or Section 8.1(i)(A) shall have occurred and be continuing for more than 20 days without the Issuer Parties commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Note-Holders through the Administrative Agent, provide to the Purchasers within 60 days after such request, at the expense of the Company, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
(j)	Interest Rate Protection

The Company shall enter into, and maintain, Hedging Agreements in accordance with the terms of the Senior Credit Agreement.

(k)	Additional Guarantors

With respect to any Person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such Person becomes a Subsidiary) cause such new Subsidiary to execute a Subsidiary Guaranty as set forth in Exhibit E. Notwithstanding the foregoing, no Foreign Subsidiary shall be required to take the actions specified above if doing so would constitute an investment of earnings in United States property under Section 956 (or a successor provision) of the Code, which investment would or could reasonably be expected to trigger an increase in the net income of a United States shareholder of such Subsidiary pursuant to Section 951 (or a successor provision) of the Code, as reasonably determined by the Company; provided that this exception shall not apply to (i) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code) representing 66% of the total voting power of all outstanding Voting Stock of such Subsidiary and (ii) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 8.1(k).

(l)	Further Assurances

Upon the exercise by the Administrative Agent or any Purchaser of any power, right, privilege or remedy pursuant to any Transaction Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Purchaser may require.

(m)	Changes In Information

Not effect any change (i) in any Issuer Party’s legal name, (ii) in the location of any Issuer Party’s chief executive office, (iii) in any Issuer Party’s identity or organizational structure, (iv) in any Issuer Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (v) in any Issuer Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until it shall have given the Administrative Agent and each Purchaser not less than 30 days’ prior written notice (in the form of an Officer’s Certificate), or such lesser notice period agreed to by the Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Administrative Agent or the Required Note-Holders may reasonably request. Each Issuer Party agrees to promptly provide the Administrative Agent and each Purchaser with certified Organizational Documents reflecting any of the changes described in the preceding sentence. Each Issuer Party also agrees to promptly notify the Administrative Agent and each Purchaser of any change in the location of any office in which it maintains books or records owned by it or any office or facility at which its assets are located.

(n)	Affirmative Covenants with Respect to Leases

With respect to each Lease for Real Property, the respective Issuer Party shall, if it is the landlord, perform all the obligations imposed upon the landlord under such Lease and, if it is the tenant, enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Property Material Adverse Effect.

(o)	Board Rights
(i)	For so long as the Obligations remain unpaid and unsatisfied, each Issuer Party shall give a representative designated by the Administrative Agent (the “Observer”) written notice of each meeting of the Board of Directors of such Issuer Party, at the same time and in the same manner as notice is given to the directors on the Board of Directors of such Issuer Party and such Issuer Party shall permit the Observer to attend, as an observer, all such meetings. The Issuer Parties shall reimburse the Observer for the travel and other related expenses that s/he reasonably incurs in connection with her/his activities as an observer pursuant to this Section 8.1(o)(i). The Observer shall be entitled to receive all written materials and other information (including, without limitation, copies of meeting minutes and agenda) given to the Board of Directors of each Issuer Party in connection with such meetings at the same time such materials and information are given to the Board of Directors of such Issuer Party. The Purchasers for themselves and on behalf of the Observer agree that the confidentiality provisions of each Issuer Party’s Organizational Documents shall apply to all meetings of its Board of Directors and to all confidential materials and information received by the Observer. Notwithstanding the foregoing, in the event that, in the reasonable judgment of each Issuer Party and the Purchasers, the attendance of the Observer at a meeting or any portion thereof of the Board of Directors of such Issuer Party and/or the receipt of any materials or information would create a conflict of interest for the Purchasers in their capacity as “Purchasers” under this Agreement, the Observer shall, as the case may be, abstain from participating in any such meeting or portion thereof or not be entitled to receipt of such materials and other information.

(ii)	Each Issuer Party shall cause its Board of Directors to meet not less often than quarterly.
(p)	Amendments to Senior Documents

Upon the Purchasers’ request, simultaneously with the execution of an amendment, waiver, modification, supplement or other agreement by the Issuer Parties in favor of the Senior Agent and the Senior Lenders the effect of which amends or modifies the representations, warranties, covenants or events of default in the Senior Documents or accelerates the maturity date of the loans made under the Senior Documents, the Issuer Parties shall execute and deliver to the Purchasers a corresponding amendment, waiver, modification, supplement or other agreement in favor of the Purchasers with respect to the Transaction Documents which amendment or other agreement shall maintain any applicable “cushion” between the Senior Documents and the Transaction Documents.

(q)	Subordination Agreement

From and after execution and delivery thereof by each Issuer Party, such Issuer Party shall perform and observe its obligations under any Subordination Agreement, if any.

(r)	Enforcement of Rights

Holdings shall enforce all of its rights under the Acquisition Documents, including, but not limited to, all indemnification rights and pursue all remedies available to it with diligence and in good faith in connection with the enforcement of any such rights.

(s)	Substitute Notes

Promptly following the consummation of the Merger, Target shall execute and deliver to each Purchaser promissory notes, in the form attached hereto as Exhibit H, which promissory notes shall be given in substitution for and replacement of those certain promissory notes executed by the Company on the Closing Date in favor of each Purchaser. Upon delivery to the Purchasers of such promissory notes, each Purchaser shall surrender the original promissory notes delivered by the Company on the Closing Date.
8.2	Negative Covenants

Until the payment in full in cash of all the Obligations including, without limitation, all expenses and amounts due at such time in respect of indemnity obligations under Section 7, no Issuer Party will, nor will it cause or permit any Subsidiaries to:
(a)	Indebtedness

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except
(i)	Indebtedness incurred under this Agreement and the other Transaction Documents;

(ii)	(1) Indebtedness outstanding on the Closing Date and listed on Schedule 8.2(a)(ii), and (2) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Purchasers than those contained in the Indebtedness being renewed or refinanced;

(iii)	Indebtedness incurred under the Senior Credit Agreement in an aggregate amount not to exceed $158.0 million at any time outstanding minus the amount of (1) any principal amortization payments on term loan borrowings and (2) permanent reductions in the revolving loan commitment under the Senior Credit Agreement; provided, however the Indebtedness incurred under the Senior Credit Agreement or Indebtedness incurred in connection with any refinancing or replacement of the Senior Debt after the date hereof may be increased to an amount not to exceed $233.0 million minus the amount of (1) any principal amortization payments on term loan borrowings and (2) permanent reductions in the revolving loan commitment under the Senior Credit Agreement, in each case so long as the Total Leverage Ratio for the 4 Fiscal Quarters most recently ended after giving effect to any such increase (as if such increase had occurred during such 4 Fiscal Quarter Period) does not exceed 8.0 to 1.0; provided that, in the case of any replacement or refinancing after the date hereof, the yield on the replaced or refinanced Indebtedness shall not be greater than the yield on the Indebtedness being replaced or refinanced. If in connection with a Permitted Acquisition, (x) the Issuer Parties request that the Required Note-Holders consent to an increase of such $233.0 million amount, which consent shall be at the sole discretion of the Required Note-Holders, (y) the Total Leverage Ratio for the 4 Fiscal Quarters most recently ended after giving effect to any such proposed increase (as if such proposed increase had occurred during such 4 Fiscal Quarter Period) does not exceed 8.0 to 1.0 and (z) the Required Note-Holders refuse to grant such consent, then the Issuer Parties may, notwithstanding any other terms contained in the Transaction Documents, (A) prepay the Notes held by any non-consenting Purchaser without penalty or premium in accordance with the terms of the Notes or (B) upon notice to each non-consenting Purchaser and the Administrative Agent, require such non-consenting Purchaser to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.3), all of its interests, rights and obligations under this Agreement and the other Transaction Documents and such assignee shall assume such obligations (which assignee may be another Purchaser, if a Purchaser accepts such assignment); provided, that (i) the Administrative Agent shall have been paid the processing and recordation fee specified in Section 12.3(d); (ii) such non-consenting Purchaser shall have received payment of an amount equal to the outstanding principal of its Notes, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (other than prepayment penalties); and (iii) such assignment does not conflict with applicable Requirements of Law.

(iv)	Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (1) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Transaction Documents and (2) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(v)	Indebtedness permitted by Sections 8.2(d)(vi) and (ix);

(vi)	Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $5.0 million at any time outstanding;

(vii)	Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Issuer Party in the ordinary course of business, including guarantees or obligations of any Issuer Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(viii)	Contingent Obligations of any Issuer Party in respect of Indebtedness otherwise permitted under this Section 8.2(a);

(ix)	Indebtedness arising from netting services, the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within twenty Business Days of incurrence;

(x)	Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(xi)	other Indebtedness incurred or assumed in connection with a Permitted Acquisition in an aggregate amount not to exceed $5.0 million;

(xii)	Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any of its Subsidiaries pursuant to such agreements, in connection with Permitted Acquisitions, Asset Sales or any other permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;

(xiii)	Indebtedness of any Subsidiary to the Company or any Subsidiary Guarantor or of the Company to any Subsidiary Guarantor;

(xiv)	Indebtedness consisting of Attributable Indebtedness incurred in connection with any transactions permitted by Section 8.2(f)(vi); and

(xv)	unsecured Indebtedness of any Issuer Party in an aggregate amount not to exceed $5.0 million at any time outstanding.
(b)	Liens

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
(i)	inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which (a) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (b) in the case of any such charge or claim which has or may become a Lien against any assets of any Issuer Party, such Lien and the contest thereof shall satisfy the Contested Asset Lien Conditions;

(ii)	Liens in respect of property of any Issuer Party imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (a) which do not in the aggregate materially detract from the value of the property of the Issuer Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Issuer Parties, taken as a whole, (b) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien, and (c) in the case of any such Lien which has or may become a Lien against any assets of any Issuer Party, such Lien and the contest thereof shall satisfy the Contested Asset Lien Conditions;

(iii)	any Lien in existence on the Closing Date and set forth on Schedule 8.2(b)(iii) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 8.2(a)(ii)(2)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing

Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (any such Lien, an “Existing Lien”);

(iv)	easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (a) securing Indebtedness, (b) individually or in the aggregate materially impairing the value or marketability of such Real Property or (c) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Issuer Parties at such Real Property;

(v)	Liens arising out of judgments, attachments or awards not resulting in a Default;

(vi)	Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (vi), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien, (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents and (iii) in the case of any such Lien against any assets of any Issuer Party, such Lien and the contest thereof shall satisfy the Contested Asset Lien Conditions;

(vii)	Leases of the properties of any Issuer Party, in each case entered into in the ordinary course of such Issuer Party’s business so long as such Leases (other than with respect to Leases of Real Property) are subordinate in all respects to the Liens granted and evidenced by the Senior Documents and do not, individually or in the aggregate, (a) interfere in any material respect with the ordinary conduct of the business of any Issuer Party, or (b) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(viii)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Issuer Party in the ordinary course of business in accordance with the past practices of such Issuer Party;

(ix)	Liens securing Indebtedness incurred pursuant to Section 8.2(a)(vi); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Issuer Party;

(x)	bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Issuer Party, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(xi)	Liens on property of a Person existing at the time such Person is acquired or merged with or into or consolidated with any Issuer Party to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;

(xii)	Liens granted pursuant to the Senior Documents;

(xiii)	licenses of Intellectual Property granted by any Issuer Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Issuer Parties;

(xiv)	the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and

(xv)	Liens incurred in the ordinary course of business of any Issuer Party with respect to obligations that do not in the aggregate exceed $2.0 million at any time outstanding.
(c)	Sale and Leaseback Transactions

Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and

Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 8.2(f) and (ii) any Liens arising in connection with its use of such property are permitted by Section 8.2(b).

(d)	Investment, Loan and Advances

Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
(i)	the Issuer Parties may consummate the Transactions and the Related Transactions in accordance with the provisions of the Transaction Documents and the Related Transaction Documents, as applicable;

(ii)	Investments outstanding on the Closing Date and identified on Schedule 8.2(d)(ii);

(iii)	the Issuer Parties may (a) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (b) invest in, acquire and hold cash and Cash Equivalents, (c) endorse negotiable instruments held for collection in the ordinary course of business or (d) make lease, supplier, utility and other similar deposits in the ordinary course of business;

(iv)	Hedging Obligations incurred pursuant to Section 8.2(a)(iv);

(v)	loans and advances to directors, employees and officers of the Company and the Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in aggregate amount not to exceed $2.5 million at any time outstanding;

(vi)	Investments (a) by any Issuer Party in the Company or any Subsidiary Guarantor, (b) by any Issuer Party in any Person that, in connection with an Investment that is a Permitted Acquisition, becomes a Subsidiary Guarantor and (c) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;

(vii)	Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(viii)	Investments made by the Company or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 8.2(f);

(ix)	Investments made in compliance with Section 8.2(t); and

(x)	other Investments in an aggregate amount not to exceed $5.0 million at any time outstanding.
An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to the Company or any Subsidiary Guarantor.
(e)	Mergers and Consolidations

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
(i)	Asset Sales in compliance with Section 8.2(f);

(ii)	acquisitions in compliance with Section 8.2(g);

(iii)	any Issuer Party may merge or consolidate with or into the Company or any Subsidiary Guarantor (as long as the Company is the surviving Person in the case of any merger or consolidation involving the Company and a Subsidiary Guarantor is the surviving Person and remains a Wholly Owned Subsidiary of Holdings in any other case);

(iv)	any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect; and

(v)	the Transactions as contemplated by the Transaction Documents and the Related Transaction Documents, including, without limitation, the Acquisition, the filing of the Merger Certificate and the Merger.
(f)	Asset Sales

Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:
(i)	disposition of used, worn out, obsolete or surplus property by any Issuer Party in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Issuer Parties taken as a whole;

(ii)	Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (ii) shall not exceed $5.0 million in any four consecutive Fiscal Quarters of the Company, but, in any event, shall not exceed $2.0 million with respect to any single Asset Sale;

(iii)	leases of real or personal property in the ordinary course of business;

(iv)	mergers and consolidations in compliance with Section 8.2(e);

(v)	Investments in compliance with Section 8.2(d); and

(vi)	solely in connection with and as contemplated by a Permitted Acquisition, Sale and Leaseback Transaction not to exceed $10.0 million.
(g)	Acquisitions

Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any Person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
(i)	Capital Expenditures by the Company and the Subsidiaries;

(ii)	purchases and other acquisitions of inventory, materials, contracts, equipment, intangible property and other assets in the ordinary course of business;

(iii)	Investments in compliance with Section 8.2(d);

(iv)	leases of real or personal property in the ordinary course of business;

(v)	Permitted Acquisitions; and

(vi)	mergers and consolidations in compliance with Section 8.2(e).
(h)	Dividends

Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Issuer Party, except that the following shall be permitted:
(i)	Dividends by any Issuer Party to the Company or any Guarantor that is a Wholly Owned Subsidiary of the Company;

(ii)	payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Issuer Party, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any Fiscal Year, the sum of (x) $2.0 million, plus (y) the amount of any Net Cash Proceeds received by Holdings or contributed to the Company from the issuance and sale since the issue date of Qualified Capital Stock of Holdings (other than the Cure Amounts or amounts contributed for purposes of making Capital Expenditures) to officers, directors or employees of any Issuer Party that have not been used to make any repurchases, redemptions or payments under this clause (ii), plus (z) the net cash proceeds of any “key-man” life insurance policies of any Issuer Party that have not been used to make any repurchases, redemptions or payments under this clause (ii);

(iii)	(A) to the extent actually used by Holdings to pay such taxes, costs and expenses, payments by the Company to or on behalf of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Holdings, (B) payments by the Company to or on behalf of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of Holdings, (C) to the extent actually used by the parent of Holdings to pay such taxes, costs and expenses, payments by Holdings to or on behalf of the parent of Holdings in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of such parent and (D) payments by Holdings to or on behalf of the parent of Holdings in an amount sufficient to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business of such parent, in the case of clauses (A) through (D) in an aggregate amount not to exceed $250,000 in any Fiscal Year;

(iv)	Permitted Tax Distributions by (i) the Company to Holdings and (ii) Holdings to the holders of its Equity Interests; and

(v)	payments made to Holdings to permit Holdings to make payments permitted by Section 8.2(i)(v).
(i)	Transactions with Affiliates

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Issuer Party (other than between or among the Company and one or more Subsidiary Guarantors), other than on terms and conditions at least as favorable to such Issuer Party as would reasonably be obtained by such Issuer Party at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:
(i)	Dividends permitted by Section 8.2(h);

(ii)	Investments permitted by Sections 8.2(d)(v), (vi)(a) and (c), (ix) and (x);

(iii)	reasonable and customary director (including, without limitation, amounts being paid to Nader Dahreshori), officer and employee compensation (including bonuses and related expenses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the Company;

(iv)	transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Transaction Documents;

(v)	so long as no Default exists and the Administrative Agent and each Purchaser has received the most current version of the Management Services Agreement, at the times specified and the amounts set forth in the Management Services Agreement, the payment of (i) the annual advisory fee and reimbursement of expenses to Veronis Suhler Stevenson LLC (“VSS LLC”); provided that payments under this clause (v)(i) shall in any event not exceed $260,000 per Fiscal Year, (ii) transaction fees payable to VSS LLC pursuant to Section 3.1 of the Management Services Agreement, which transaction fees shall not exceed 1% of enterprise value in respect of the transaction pursuant to which such fees are owed, and (iii) all other investment banking fees and related expenses payable to VSS LLC pursuant to the Management Services Agreement;

(vi)	the existence of, and the performance by any Issuer Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date, and which has been disclosed to the Purchasers as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Issuer Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 8.2(i)(vi) to the extent not more adverse to the interest of the Purchasers in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

(vii)	sales of Qualified Capital Stock of Holdings to Affiliates of the Company (except as permitted under Section 8.2(h)(ii)) not otherwise prohibited by the Transaction Documents and the granting of registration and other customary rights in connection therewith;

(viii)	any transaction with an Affiliate where the only consideration paid by any Issuer Party is Qualified Capital Stock of Holdings;

(ix)	exercise of the Cure Right;

(x)	the transactions set forth on Schedule 8.2(i) of this Agreement; and

(xi)	the Transactions as contemplated by the Transaction Documents and Related Transaction Documents.
(j)	Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc

Directly or indirectly:
(i)	make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any Subordinated Indebtedness, except as otherwise permitted by this Agreement or except as otherwise permitted by Section 8.2(a)(iii);

(ii)	amend or modify, or permit the amendment or modification of, any provision of any Transaction Document or Related Transaction Document (other than the Senior Documents) in any manner that is adverse in any material respect to the interests of the Purchasers or any Subordinated Indebtedness if the effect of such amendment or modification is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) and dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof or change the subordination provisions of such Subordinated Indebtedness (or any guaranty thereof); or

(iii)	terminate, amend or modify any of its Organizational Documents or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement) (collectively, the “Equity Agreements”), or enter into any new agreement with respect to its Equity Interests, other than any such amendments or modifications or such new agreements which are not adverse in any material respect to the interests of any Purchaser; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 8.2(l) or any other provision of this Agreement, and may amend or modify its Organizational Documents or other Equity Agreements to authorize any such Equity Interests.

(k)	Limitation on Certain Restrictions on Subsidiaries

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by the Company or any Subsidiary, or pay any Indebtedness owed to the Company or a Subsidiary, (b) make loans or advances to the Company or any Subsidiary or (c) transfer any of its properties to the Company or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Transaction Documents; (iii) the Senior Documents; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 8.2(b) restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.2(f) pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in connection with or in contemplation of such Person becoming a Subsidiary of the Company; (ix) without affecting the Issuer Parties’ obligations under Section 8.1(k), customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar Person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired; (xii) in the case of any joint venture which is not an Issuer Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such Person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xiii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Transaction Documents of the contracts, instruments or obligations referred to in clauses (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

(l)	Limitation on Issuance of Capital Stock
(i)	With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock other than MIP Units.

(ii)	With respect to the Company or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of the Company or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of the Company formed after the Closing Date in accordance with Section 8.2(m) may issue Equity Interests to the Company or the Subsidiary of the Company which is to own such Equity Interests; and (iii) the Company may issue common stock that is Qualified Capital Stock to Holdings.
(m)	Limitation on Creation of Subsidiaries

Other than as permitted pursuant to Section 8.2(t), establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Note-Holders; provided that, without such consent, the Company may (i) establish or create one or more Wholly Owned Subsidiaries of the Company, (ii) establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 8.2(d) or (iii) acquire one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 8.1(k) shall be complied with.

(n)	Business
(i)	With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (a) its ownership of the Equity Interests of the Company or any parent company of the Company whose only asset is its beneficial ownership of the Company and is a direct or indirect Wholly Owned Subsidiary of Holdings, (b) obligations under the Transaction Documents, the Related Transaction Documents and the Senior Documents, and (c) activities, properties and/or liabilities or other obligations incidental to the foregoing clauses (a) and (b), including, without limitation, liabilities or other obligations incident to its fulfilling its obligations under its Organizational Documents and to be in good standing in its jurisdiction of organization.

(ii)	With respect to the Company and the Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which the Company and its Subsidiaries are engaged on the Closing Date (or, in the good faith judgment of the Board of Directors, which are substantially related thereto or are reasonable extensions thereof).
(o)	Limitation on Accounting Changes

Make or permit any change in accounting policies or reporting practices, without the consent of the Required Note-Holders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.

(p)	Fiscal Year

Change its Fiscal Year-end to a date other than December 31.

(q)	No Further Negative Pledge

Enter into any agreement, instrument, deed or lease which, by its terms, prohibits or limits the ability of any Issuer Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement, the other Transaction Documents and the Senior Documents; (2) covenants in documents creating Liens permitted by Section 8.2(b) prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Senior Documents on any Collateral securing the Senior Debt and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Senior Debt; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 8.2(f) pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of the Company or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of the Company, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Transaction Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

(r)	Anti-Terrorism Law; Anti-Money Laundering
(i)	Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in Section 5.22, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law, or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Issuer Parties shall deliver to the Purchasers any certification or other evidence requested from time to time by any Purchaser in its reasonable discretion, confirming the Issuer Parties’ compliance with this Section 8.2(r)).

(ii)	Cause or permit any of the funds of such Issuer Party that are used to repay the Notes to be derived from any unlawful activity with the result that the issuances of the Notes would be in violation of any Requirement of Law.
(s)	Embargoed Person

Cause or permit (a) any of the funds or properties of the Issuer Parties that are used to repay the amounts outstanding under the Notes to constitute property of, or be beneficially owned directly or indirectly by, any Person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Issuer Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the purchase of the Notes made by the Purchasers would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Issuer Parties, with the result that the investment in the Issuer Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the issuance or purchase of the Notes is in violation of a Requirement of Law.

(t)	Additional Holding Companies

Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Note-Holders; provided that, without such consent, Holdings may (a) establish or create one or more direct Subsidiaries of Holdings, (b) establish, create or acquire one or more direct Subsidiaries in connection with an Investment made pursuant to Section 8.2(d) or (c) acquire one or more direct Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 8.1(k) shall be complied with and such Subsidiary to the extent it is the direct parent entity of the Company, shall assume all obligations of Holdings under this Agreement by entering into a Joinder Agreement as set forth in Exhibit F and executing a Guaranty and upon any such assumption and execution of Guaranty Holdings shall be released from all its obligations under this Agreement, and the other Transaction Documents.

(u)	Senior Document Amendments

Amend, modify, waive or change in any manner any term or condition of any Senior Document if the effect of such amendment, modification, waiver or change is to (A) increase Senior Debt in excess of the principal amount of Senior Debt permitted under Section 8.2(a)(iii) or (B) add restrictions on the ability of the Company or any Guarantor to make payments to the Administrative Agent and/or the Purchasers or (C) modify the terms and conditions set forth in Section 6.11(c) of the Senior Credit Agreement.

(v)	Limitation on Repurchases and Other Repayments of Notes

Directly or indirectly, prepay, repurchase, redeem or otherwise acquire or retire (and shall not permit any Affiliate to), in whole or in part, directly or indirectly, any Notes held by any holder of any Notes unless the applicable Issuer Party, Subsidiary or any applicable Affiliate shall have offered to prepay, repurchase, redeem or otherwise acquire or retire, as the case may be, the same proportion of the aggregate principal amount of the Notes held by each other holder of any Notes at the time outstanding upon the same terms and conditions.
8.3	Financial Covenants

Each Issuer Party shall maintain and keep in full force and effect the Financial Covenant set forth below. The calculation and determination of each such Financial Covenant, and all accounting terms contained therein, shall be so calculated and construed in accordance with GAAP, applied on a basis consistent with the financial statements of the Issuer Parties delivered on or before the Closing Date to the Administrative Agent and each of the Purchasers:

Minimum Consolidated EBITDA

Commencing with the Fiscal Quarter ending March 31, 2009, the Issuer Parties shall maintain as of the end of each Fiscal Quarter, calculated on a rolling four (4) quarter basis, for each four quarter period ending on the last day of each such Fiscal Quarter, a Consolidated EBITDA of not less than $25,000,000.

9.	DEFAULTS AND REMEDIES

9.1	Events of Default

The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:
(a)	a default shall be made in the payment of any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b)	a default shall be made in the payment of any interest under any Note or any other amount (other than an amount referred to in paragraph (a) above) due under any Transaction Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(c)	any representation or warranty made or deemed made in or in connection with any Transaction Document, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Transaction Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(d)	default shall be made in the due observance or performance by any Issuer Party of any covenant, condition or agreement contained in Section 8.1(b), (c)(i), (h), Section 8.2 or in Section 8.3;

(e)	default shall be made in the due observance or performance by any Issuer Party of any covenant, condition or agreement contained in any Transaction Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days after written notice thereof from the Administrative Agent or any Purchaser to the Company;

(f)	any Issuer Party shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations and the Senior Debt), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness (other than the Obligations and the Senior Debt) if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $5.0 million at any one time (provided that, in the case of any Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Issuer Parties if such Hedging Obligations were terminated at such time);

(g)	an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Issuer Party, or of a substantial part of the property of any Issuer Party, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Issuer Party or for a substantial part of the property of any Issuer

Party; or (iii) the winding-up or liquidation of any Issuer Party; and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)	any Issuer Party shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Issuer Party or for a substantial part of the property of any Issuer Party; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate;

(i)	one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $5.0 million (to the extent not covered by insurance or the indemnity of the Sellers under the Acquisition Agreement) shall be rendered against any Issuer Party or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Issuer Party to enforce any such judgment;

(j)	one or more ERISA Events shall have occurred that, when taken together with all other such ERISA Events could reasonably be expected to result in a Material Adverse Effect or in the imposition of a Lien on any properties of any Issuer Party;

(k)	any Transaction Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Issuer Party or any other Person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Issuer Party shall repudiate or deny any portion of its liability or obligation for the Obligations;

(l)	there shall have occurred a Change in Control;

(m)	any Issuer Party shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction; or

(n)	(i) Any Issuer Party shall fail to make any payment on account of any Senior Debt when due (whether at scheduled maturity, by required prepayment, upon acceleration or otherwise) and such failure shall continue beyond any period of grace provided with respect thereto or (ii) any Issuer Party shall otherwise fail to observe or perform any other agreement, term or condition contained in any agreement or instrument relating to any Senior Debt other than a financial maintenance covenant and such failure is not cured or waived within 60 days or (iii) the maturity date of the Senior Debt has been accelerated or the Senior Debt has been prepaid, liquidated or redeemed, in each case as a result of a default under the Senior Documents; provided, however, that if such default shall be cured or waived by the holders of the Senior Debt, in each case prior to the commencement of any action under Section 9.2, then the Event of Default that occurred under this subsection by reason of such default shall be deemed likewise to have been thereupon cured or waived; provided, however, that the foregoing shall not waive any other Default which may have occurred under any other subsection of Section 9.1.
9.2	Acceleration

If an Event of Default occurs under Section 9.1(g) or 9.1(h), the Obligations shall immediately become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived. If any other Event of Default occurs and is continuing, the Obligations, at the option of the Required Note-Holders, shall immediately become due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived.

9.3	Suits for Enforcement
(a)	Upon the occurrence and during the continuation of any one or more Events of Default, the Administrative Agent may, and shall at the request of the Required Note-Holders proceed to protect and enforce the rights of each of the Purchasers hereunder by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement or any other Transaction Document or in aid of the exercise of any power granted in this Agreement or any other Transaction Documents, or may proceed to enforce the payment of the Notes, or to enforce any other legal or equitable right of the Administrative Agent and the Purchasers, provided, however, that no Purchaser will take any actions to protect or enforce its rights hereunder without the consent of the Required Note-Holders. The Administrative Agent shall have the right, in its own name and as agent for the Purchasers, to take all actions now or hereafter existing at law, in equity or by statute to enforce its rights and remedies and to protect the interests, and enforce the rights and remedies, of the Purchasers (including the institution and prosecution of all judicial, administrative and other proceedings and the filings of proofs of claim and debt in connection therewith).

(b)	Upon the occurrence of an Event of Default, the Company shall pay to the Administrative Agent and the Purchasers such amounts as shall be sufficient to cover the costs and expenses of the Administrative Agent and the Purchasers as a result of the occurrence of such Event of Default, as provided in this Agreement (including, without limitation, as provided in Section 12.12) and the other Transaction Documents.
9.4	Remedies Cumulative

No remedy herein conferred upon the Administrative Agent or any Purchaser is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

9.5	Remedies Not Waived

No course of dealing between any Issuer Party, the Administrative Agent and any Purchaser or any delay on the part of the Administrative Agent or any Purchaser in exercising any rights hereunder shall operate as a waiver of any right.

9.6	Certain Cure Rights.

Notwithstanding anything to the contrary contained in Section 9.1, in the event that the Company fails to comply with any financial covenant contained in Section 8.3, Holdings shall have the right, no later than 10 days after the delivery of a Notice of Intent to Cure, to issue Permitted Cure Securities for cash or otherwise make cash contribution to the capital of the Company in an aggregate amount not in excess of the minimum amount necessary to cure the relevant failure to comply with such Financial Covenant, the net cash proceeds of which shall be contributed to the common equity capital of the Company (collectively, the “Cure Right”), and upon the receipt by the Company of such cash (the “Cure Amount”), such financial covenant shall be recalculated giving effect to the following pro forma adjustments:
(a) Consolidated EBITDA shall be increased, as provided in the definition thereof, solely for the purpose of measuring such financial covenant and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;
(b) if, after giving effect to the foregoing recalculations, the Company shall then be in compliance with the requirements of such Financial Covenant, the Company shall be deemed to have satisfied the requirements of such Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of such Financial Covenant which had occurred shall be deemed cured for all purposes of this Agreement and the other Transaction Documents;
(c) to the extent that the Cure Amount proceeds are used to repay Indebtedness, such Indebtedness shall not be deemed to have been repaid for purposes of calculating the

Financial Covenant for the Test Period with respect to which such Cure Right was exercised; and
(d) to the extent a Fiscal Quarter ended for which such financial covenant is initially recalculated as a result of a Cure Right is included in the calculation of a financial covenant in a subsequent fiscal period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such initial Fiscal Quarter;
provided that in each four Fiscal Quarters there shall be at least two consecutive Fiscal Quarters in which no Cure Right is exercised. If the Company shall have delivered a Notice of Intent to Cure, in accordance with Section 8.1(a)(xi), then (subject to the preceding sentence) the right of the Purchasers to declare the Obligations due and payable solely as a result of a breach of Section 8.3 shall be suspended for a period of 10 Business Days following the date of delivery of such Notice of Intent to Cure.
10.	PREPAYMENT

10.1	Optional Prepayment

Following the second anniversary of the Closing Date and subject to the terms and conditions of the Notes and any restrictions set forth in the Senior Credit Agreement, the Company may prepay the outstanding principal of (together with accrued interest on) the Notes in full, or from time to time, in part, in accordance with the provisions set forth in Section 4 of the Closing Notes.

10.2	Mandatory Prepayment

Subject to the terms and conditions of the Closing Notes and any restrictions set forth in the Senior Credit Agreement, the Company shall prepay the outstanding principal of (together with accrued interest on) the Notes in accordance with the provisions of Sections 5 and 6 of the Closing Notes.

11.	THE ADMINISTRATIVE AGENT

11.1	Appointment

Each Purchaser hereby irrevocably designates and appoints TCW IV (together with any successor Administrative Agent pursuant to Section 11.9) as the agent of such Purchaser under this Agreement and the other Transaction Documents, and each such Purchaser irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Transaction Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Transaction Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, or any fiduciary relationship with any Purchaser, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent.

11.2	Delegation of Duties

The Administrative Agent may execute any of its duties under this Agreement and the other Transaction Documents by or through agents or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

11.3	Exculpatory Provisions

The Administrative Agent or any of its respective officers, directors, employees, agents, attorneys in fact or affiliates shall not be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Transaction Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Purchasers for any recitals, statements, representations or warranties made by any Issuer Party or any officer thereof contained in this Agreement or any other Transaction Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Transaction Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Transaction Document or for any failure of any Issuer Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Purchaser to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Transaction Document, or to inspect the properties, books or records of any Issuer Party.

11.4	Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to any Issuer Party), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Required Note-Holders (or, if so specified by this Agreement, all Purchasers) as it deems appropriate or it shall first be indemnified to its satisfaction by the Purchasers against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Transaction Documents in accordance with a request of the Required Note-Holders (or, if so specified by this Agreement, all Purchasers), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Purchasers and all future holders of the Notes.

11.5	Action on Default

The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Note-Holders (or, if so specified by this Agreement, all Purchasers); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Purchasers.

11.6	Non-Reliance on Agents and Other Purchasers

Each Purchaser expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys in fact or affiliates have made any representations or warranties to it (other than those representations made by it pursuant to Section 6 in its capacity as a Purchaser) and that no act by the Administrative Agent hereafter taken, including any review of the affairs of any Issuer Party or any Affiliate of any Issuer Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Purchaser. Each Purchaser represents, severally as to itself and not jointly, to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Issuer Parties and their affiliates and made its own decision to purchase its Closing Notes hereunder and enter into this Agreement. Each Purchaser, severally as to itself and not jointly, also represents that it shall, independently and without reliance upon the Administrative Agent or any other Purchaser, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Transaction Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Issuer Parties and their affiliates.

11.7	Indemnification

The Purchasers agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by any Issuer Party and without limiting the obligation of any Issuer Party to do so), ratably according to their respective percentages in the Notes in effect on the date on which indemnification is sought under this Section 11 (or, if indemnification is sought after the date upon which the Notes shall have been paid in full, ratably in accordance with such percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent, in its capacity as such, in any way relating to or arising out of this Agreement, the Notes, any of the other Transaction Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent, in its capacity as such, under or in connection with any of the foregoing; provided that no Purchaser shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section 11 shall survive the payment of the Notes and all other amounts payable hereunder.

11.8	Agent in Its Individual Capacity

The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Issuer Party as though the Administrative Agent were not the Administrative Agent. With respect to its Notes made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Transaction Documents as any Purchaser and may exercise the same as though it were not the Administrative Agent, and the terms “Purchaser” and “Purchasers” shall include the Administrative Agent in its individual capacity.

11.9	Successor Agents

The Administrative Agent may resign in such capacity upon thirty (30) days’ prior written notice to the Purchasers and the Company. If the Administrative Agent shall resign in such capacity under this Agreement and the other Transaction Documents, then the Required Note-Holders shall appoint a successor agent for the Purchasers, which successor agent shall, unless an Event of Default shall have occurred and be continuing, be subject to approval by the Company (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent”, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers and duties as the Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Notes, it being understood that the Company shall jointly and severally pay the reasonable fees and expenses of any successor Administrative Agent, including in connection with its review of the Transaction Documents. If no successor agent has accepted appointment as the Administrative Agent by the date that is ninety (90) days following the applicable retiring Administrative Agent’s notice of resignation, the applicable retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Purchasers shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Note-Holders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as the Administrative Agent the provisions of this Section 11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement and the other Transaction Documents.

12.	MISCELLANEOUS

12.1	Survival of Representations and Warranties

All indemnification or other protection provided to any Indemnified Party pursuant to any Transaction Document and all of the representations and warranties made in any Transaction Document shall survive the execution and delivery of this Agreement, any investigation by or on behalf of the Purchasers and acceptance of the Notes and payment therefor and termination of this Agreement.

12.2	Notices

All notices, demands and other communications provided for or permitted under any Transaction Document shall be made in writing and addressed as follows:
(a)	If to the Administrative Agent, TCW
or TCW IVB:
TCW/Crescent Mezzanine IV, L.L.C.
200 Park Avenue
Suite 2200
New York, New York 10166
Attention: Andrew G. Bernstein
Facsimile No.: (212) 771-4551
With a copy to:
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Stan Johnson, Esq.
Facsimile No.: (212) 407-4990
(b)	If to MAC:
MAC Capital, Ltd.
c/o Trust Company of the West
11100 Santa Monica Blvd, Suite 2000
Los Angeles CA 90025
Attention: Scott Fukumoto
Facsimile: (310) 235-5966

(c)	If to New York Life Investment Management Mezzanine Partners II, LP or NYLIM Mezzanine Partners II Parallel Fund, LP:
c/o NYLCAP Manager, LLC
51 Madison Avenue, 16th Floor
New York, New York 10010
Attention: James M. Barker V
                   Lorne M. Smith, Esq.
Facsimile No.: (212) 576-5591
With a copy to:
McDermott Will & Emery LLP
340 Madison Avenue
New York, New York 10173-1922
Attention: Seth T. Goldsamt, Esq.
Facsimile No.: (212) 547-5444
(d)	If to Goldentree Capital Solutions Fund Financing or Goldentree Capital Opportunities, LP
c/o GoldenTree Asset Management LP
300 Park Avenue, 21st Floor
New York, NY 10022
Attention: Jason Chen
Facsimile No.: (212) 847-3496
(e)	If to any other Purchaser:
To the address specified below its
signature on any signature page
hereto or any signature page of any
applicable Assignment
(f)	If to any Issuer Party:
c/o Veronis Suhler Stevenson
350 Park Avenue
New York, NY 10022
Attention: Scott J. Troeller
Facsimile: (212) 381-8168
Telephone: (212) 381-8420
E-mail: TroellerS@vss.com;

With a copy to:
Lowenstein Sandler PC
1251 Avenue of the Americas
18th Floor
New York, NY 10020
Attention: Lowell A. Citron
Facsimile: (973) 422-6809
Telephone: (646) 414-6819
E-mail: lcitron@lowenstein.com;
All such notices, demands and other communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; and when receipt is acknowledged, if telecopied.
12.3	Successors and Assigns
(a)	This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. No Issuer Party may assign any of its rights under this Agreement without the prior written consent of the Purchasers, any such purported assignment without such consent being null and void. Except as provided in Section 7, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

(b)	Subject to applicable securities laws, each Purchaser may, without notice to or consent of any Issuer Party or other party hereto, at any time sell to any Person (“Participants”) participating interests in all or a portion of any Obligation owing to such Purchaser, any Note held by such Purchaser or any other interest of such Purchaser under this Agreement and the other Transaction Documents. In the event of any such sale by a Purchaser of participating interests, such Purchaser’s obligations under this Agreement shall remain unchanged, such Purchaser shall remain solely responsible for the performance thereof, such Purchaser shall remain the holder of its Notes for all purposes under this Agreement and the Company and the Administrative Agent shall continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. Any agreement pursuant to which any such sale is effected may require the selling Purchaser to obtain the consent of the Participant in order for such Purchaser to agree in writing to any amendment, waiver or consent of a type specified in clauses (ii) through (vii) of Section 12.4(b) but may not otherwise require the selling Purchaser to obtain the consent of such Participant to any other amendment, waiver or consent hereunder. The Issuer Parties agree that if amounts outstanding under this Agreement and the other Transaction Documents are not paid when due (whether upon acceleration or otherwise), each Participant shall, to the fullest extent permitted by law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any other Transaction Documents to the same extent as if the amount of its participating interest were owing directly to it as a Purchaser under this Agreement or any other Transaction Documents; provided, however, that (i) no Participant shall exercise any rights under this sentence without the consent of the Administrative Agent, (ii) no Participant shall have any rights under this sentence which are greater than those of the selling Purchaser and (iii) such rights of setoff shall be subject to the obligation of such Participant to share the payment so obtained with all of the Purchasers as provided herein. The Issuer Parties also agree that any Purchaser which has transferred any participating interest in its Obligations shall, notwithstanding any such transfer, be entitled to the full benefits accorded such Purchaser under Sections 2.6 and 7.1, as if such Purchaser had not made such transfer.

(c)	Subject to applicable securities laws, each Purchaser may only sell, transfer, negotiate or assign all or a portion of its rights and obligations hereunder or under any Transaction Document to (i) any other Purchaser, (ii) any Affiliate or Approved Fund of any Purchaser or (iii) with the consent of the Company (which consent shall not be unreasonably withheld or delayed and which consent shall not be required following the occurrence and during the continuance of an Event of Default), any other Person; provided, however, that the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Notes subject to any such transfer shall not be less than $2,000,000, unless such transfer (1) is made to an existing Purchaser or an Affiliate or Approved Fund of any existing Purchaser, (2) is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such Note or (3) is made with the prior consent of the Company.

(d)	The parties to each sale made in reliance on clause (c) above shall execute and deliver to the Administrative Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such sale (or any affidavit of loss therefor acceptable to the Administrative Agent), any tax forms required to be delivered pursuant to this Agreement and, other than in connection with an assignment to any Affiliate or Approved Fund of any Purchaser, payment to Administrative Agent by the assignee of an assignment fee in the amount of $4,000. Upon receipt of all the foregoing, and conditioned upon such receipt, from and after the effective date specified in such Assignment, the Administrative Agent shall deliver such Assignment to the Company and the Company shall record or cause to be recorded in the Register the information contained in such Assignment.

(e)	Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Transaction Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Purchaser, (ii) any applicable Note or portion thereof shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Transaction Documents, other than those relating to events or circumstances occurring prior to such assignment.
12.4	Amendment and Waiver
(a)	No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b)	No amendment or waiver of any provision of any Transaction Document and no consent to any departure by any Issuer Party therefrom shall be effective unless the same shall be in writing and signed (1) in the case of an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency by the Administrative Agent and the applicable Issuer Party, (2) in the case of any other waiver or consent, by the Required Note-Holders (or by the Administrative Agent with the consent of the Required Note-Holders) and (3) in the case of any other amendment, by the Required Note-Holders (or by the Administrative Agent with the consent of the Required Note-Holders) and the Issuer Parties; provided, however, that no amendment, consent or waiver described in clause (2) or (3) above shall, unless in writing and signed by each Purchaser directly affected thereby (or by the Administrative Agent with the consent of such Purchaser), in addition to any other Person the signature of which is otherwise required pursuant to any Transaction Document, do any of the following:
(i)	waive any condition specified in Section 3;

(ii)	subject such Purchaser to any additional obligation;

(iii)	reduce (including through release, forgiveness, assignment or otherwise) (A) the principal amount of, the interest rate on, or the amount of interest payable in cash or any obligation of the Company to repay (whether or not on a fixed date), any amount outstanding under the Notes owing to such Purchaser, or (B) any fee (including any prepayment premium) or accrued interest or other amounts payable to such Purchaser;

(iv)	amend, waive or postpone any scheduled maturity date or other scheduled date fixed for the payment, in whole or in part, of principal of or premium on any Note or interest on any Note;

(v)	release any Guarantor from its Guaranty Obligations under its Guaranty;

(vi)	reduce or increase the proportion of Purchasers required for the Purchasers to take any action hereunder or change the definition of the term “Required Note-Holders”; or

(vii)	amend or waive Section 2.5 (Payments), Section 8.2(a)(iii) (Indebtedness), Section 8.2(v) (Limitation on Repurchases and Other Repayments of Notes), Section 10.1 (Optional Prepayment) or Section 10.2 (Mandatory Prepayment) of this Agreement or Section 4 (Voluntary Prepayment) or Section 5 (Mandatory Prepayment) of any Note; or, in the case of each of the foregoing Sections, any of the definitions used therein;

(viii)	adversely affect the priority of the Notes;

(ix)	change the currency in which amounts due under the Notes are payable; or

(x)	amend this Section 12.4;
and provided, further, that no amendment, waiver or consent shall affect the rights or duties under any Transaction Document of, or any payment to, the Administrative Agent (or otherwise modify any provision of Article 11 or the application thereof) without the prior written consent of the Administrative Agent.

12.5	Responsible Officer

Any document delivered hereunder that is signed by a Responsible Officer of any Issuer Party and any request or other communication conveyed telephonically or otherwise by a Responsible Officer of any Issuer Party (or any Person reasonably believed by the Administrative Agent or any Purchaser to be a Responsible Officer of any Issuer Party) shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Issuer Party and such Responsible Officer (or such Person reasonably believed by the Administrative Agent or any Purchaser to be a Responsible Officer of any Issuer Party) shall be conclusively presumed to have acted on behalf of such Issuer Party.

12.6	Signatures and Counterparts

Facsimile or other electronic transmissions of any executed original document and/or retransmission of any executed facsimile or other electronic transmission shall be deemed to be the same as the delivery of an executed original. At the request of any party hereto, the other parties hereto shall confirm facsimile or other electronic transmissions by executing duplicate original documents and delivering the same to the requesting party or parties. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

12.7	Headings

The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

12.8	GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW OF SUCH STATE OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

12.9	WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION

EACH OF THE PARTIES HERETO WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS AGREEMENT OR THE VALIDITY, PROTECTION, INTERPRETATION, OR ENFORCEMENT HEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS TRANSACTION, AND THAT EACH SHALL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF EACH. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AGREES THAT ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR ANY AGREEMENTS OR TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND HEREBY EXPRESSLY SUBMITS TO THE PERSONAL JURISDICTION AND VENUE OF SUCH COURTS FOR THE

PURPOSES THEREOF AND EXPRESSLY WAIVES ANY CLAIM OF IMPROPER VENUE AND ANY CLAIM THAT SUCH COURTS ARE AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 12.2, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING.

12.10	Severability

If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

12.11	Entire Agreement

This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings among the parties, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits and schedules hereto, and the other Transaction Documents supersede all prior agreements and understandings between the parties with respect to such subject matter.

12.12	Certain Expenses

The Issuer Parties, jointly and severally, shall pay within 10 Business Days of receipt of a reasonably detailed written demand: (i) all reasonable costs and expenses of the Administrative Agent and each of the Purchasers in connection with the preparation, negotiation, execution and delivery of any of the Transaction Documents (including in each case, without limitation, (A) all reasonable due diligence, transportation, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the reasonable travel and other related expenses incurred by the Observer pursuant to Section 8.1(o) and (C) the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Purchasers with respect thereto, (ii) all reasonable costs and expenses of the Administrative Agent (including the reasonable fees of counsel to the Administrative Agent) in connection with (a) the administration, amendment, supplement, modification or waiver of or to any provision of any of the Transaction Documents or (b) the consent to any departure by any Issuer Party from the terms of any provision of any of the Transaction Documents and (iii) all reasonable costs and expenses of the Administrative Agent and each of the Purchasers (including the reasonable fees and expenses of counsel to the Administrative Agent and a single special counsel to the Purchasers with respect thereto) in connection with the enforcement of the Transaction Documents, whether in any action, suit or litigation, any bankruptcy, insolvency or similar proceeding affecting creditors’ rights generally, including during a Default or Event of Default with respect to advising the Administrative Agent and the Purchasers of their rights and responsibilities or the protection or preservation of rights or interests, under the Transaction Documents, with respect to negotiations with any Issuer Party or with other creditors of any Issuer Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto.

12.13	Publicity

Except as may be required by applicable law, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto. If any announcement is required by law to be made by any party hereto, prior to making such announcement such party shall deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon. Notwithstanding anything to the contrary set forth herein, each Issuer Party consents to the Purchasers publishing a tombstone or any similar advertising material relating to the transactions contemplated by the Transaction Documents.

12.14	Further Assurances

Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations, or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of the Transaction Documents.

12.15	Note Register

The Company shall keep a register (the “Register”) in which the Company shall provide for the registration of the Notes and the registration of transfers of the Notes. Upon surrender for registration of transfer of any such Note at the office of the Company set forth herein, the Company shall (if such transfer is permitted hereunder) execute and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same type and in a like aggregate principal amount. As an issuer of a Note, the Company shall have no Obligation hereunder or under any of its respective Notes to any Person other than the registered holder of such Note.

12.16	Confidentiality

Each holder of a Note agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’

limited partners, members, managers, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or the National Association of Insurance Commissioners or any similar organization, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 12.16, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or any Note, (g) with the consent of the Issuer Parties, or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 12.16 by such holder or (2) becomes available to any holder of a Note on a nonconfidential basis from a source other than any Issuer Party; provided, however, to the extent practicable, the applicable Purchaser shall endeavor to give the Issuer Parties notice prior to disclosing any Information under subsections (c), (d) and (f) of this Section 12.16. For the purposes of this Section 12.16, “Information” shall mean all information received from any Issuer Party relating to any Issuer Party or its business, other than any such information that is available to any holder of a Note on a nonconfidential basis prior to disclosure by such Issuer Party. Any Person required to maintain the confidentiality of Information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have caused this Note Purchase Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

COMPANY:

VSS-CAMBIUM MERGER CORP.

By:	/s/ Scott J. Troeller
Name: Scott J. Troeller
Title: Vice-President

HOLDINGS:

VSS-CAMBIUM HOLDINGS, LLC

By:	/s/ Scott J. Troeller
Name: Scott J. Troeller
Title: President

101

PURCHASERS:

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.

By:	TCW/Crescent Mezzanine Management IV, L.L.C., its Investment Manager

By:	TCW/Asset Management Company, its Sub- Advisor

By:	/s/ Patrick Turner
Name: Patrick Turner
Title: Managing Director

TCW/CRESCENT MEZZANINE PARTNERS IVB, L.P.

By:	TCW/Crescent Mezzanine Management IV, L.L.C., its Investment Manager

By:	TCW/Asset Management Company, its Sub- Advisor

By:	/s/ Patrick Turner
Name: Patrick Turner
Title: Managing Director

102

MAC CAPITAL, LTD.

By:	TCW Advisors, Inc., as attorney-in-fact

By:	/s/ Scott Whalen
Name: Scott Whalen
Title: Vice President

By:	/s/ Julia K. Haram
Name: Julia K. Haram
Title: Vice President

NEW YORK LIFE INVESTMENT MANAGEMENT MEZZANINE PARTNERS II, LP

By:	NYLIM Mezzanine Partners II GenPar, LP
Its:	General Partner

By:	NYLIM Mezzanine Partners II GenPar GP, LLC
Its:	General Partner

By:	/s/ James M. Barker, V
Name:	James M. Barker, V
Title:	Authorized Signatory

NYLIM MEZZANINE PARTNERS II PARALLEL FUND, LP

By:	NYLIM Mezzanine Partners II GenPar, LP
Its:	General Partner

By:	NYLIM Mezzanine Partners II GenPar GP, LLC
Its:	General Partner

By:	/s/ James M. Barker, V
Name:	James M. Barker, V
Title:	Authorized Signatory

103

GOLDENTREE CAPITAL SOLUTIONS FUND FINANCING

By:	/s/ Jonathan Ezrow
Name: Jonathan Ezrow
Title: Portfolio Manager

GOLDENTREE CAPITAL OPPORTUNITIES, LP

By:	/s/ Jonathan Ezrow
Name: Jonathan Ezrow
Title: Portfolio Manager

ADMINISTRATIVE AGENT:

TCW/CRESCENT MEZZANINE PARTNERS IV, L.P.

By:	TCW/Crescent Mezzanine Management IV, L.L.C., its Investment Manager

By:	TCW/Asset Management Company, its Sub- Advisor

By:	/s/ Patrick Turner
Name: Patrick Turner
Title: Managing Director

104